Exhibit 10.10

CONFIDENTIAL

License and Distribution Agreement between Avinger and Zylox

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND THE

TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LICENSE AND DISTRIBUTION AGREEMENT

By and Between

AVINGER, INC.

And

ZYLOX-TONBRIDGE MEDICAL TECHNOLOGY CO., LTD.

CONFIDENTIAL

License and Distribution Agreement between Avinger and Zylox

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LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement (the “Agreement”) is entered into as of March 4, 2024 by and between Avinger, Inc., a company organized and existing under the laws of State of Delaware in the United States of America (“USA” or "US"), legally represented by Jeffrey M. SOINSKI, having its address at 400 Chesapeake Drive, Redwood City, CA 94063, USA (the “Licensor”) and Zylox-Tonbridge Medical Technology Co., Ltd., a company established in the People's Republic of China (“PRC”), legally represented by Dr. Jonathon Zhong ZHAO, with its registered office at 270 Shuyun Road, Yuhang District, Hangzhou, Zhejiang Province, China (the “Licensee”). Licensor and Licensee are referred to herein individually as a “Party” and collectively as the “Parties”. Notwithstanding anything in this Agreement to the contrary, this Agreement will not be effective until the Initial Closing Date (the “Effective Date”), as defined in the Securities Purchase Agreement (as such term is defined below).

RECITALS

Whereas, Licensor owns or controls certain proprietary titles, patents, know-how and other intellectual property rights relating to the Avinger Products, including products for the treatment of peripheral and coronary artery disease (the “Products”, as further defined below);

Whereas, the Parties entered into a “Project Artery Term Sheet” dated October 31, 2023 ("Term Sheet") regarding investment and strategic partnership undertaking related to the Products, which sets forth certain key principles of a business collaboration between the Parties and provides certain terms for the negotiation of a set of legal documents to be executed to definitively govern that collaboration, including this Agreement, upon execution of which the Term Sheet will be superseded;

Whereas, the Licensee is a company having legally required permits, approvals and qualifications, expertise, experience, skills, infrastructure and personnel to Commercialize, Localize and Manufacture the Products in the Territory (as further defined below);

Whereas, the Parties have agreed in the Term Sheet that the Licensee will make two tranches of investment into the Licensor ("Tranche 1 Investment" and "Tranche 2 Investment") to fund the Licensor's core business, subject to the terms and conditions agreed in the securities purchase agreement to be entered into on or about the date of this Agreement by the Parties (the “Securities Purchase Agreement”), on the condition that Licensee is to be granted an exclusive license related to imported Products and localized Products as mentioned below under this Agreement;

Whereas, the Parties have agreed in the Term Sheet that the Licensee is to be granted an exclusive license to import, Localize, and Commercialize the imported Products in the Territory, which license shall be governed according to the terms and conditions set forth in this Agreement;

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Whereas, in accordance with the Parties’ agreement in the Term Sheet, Licensee will be granted an exclusive license to Localize, Manufacture and Commercialize the localized Products, in the Territory, pursuant to the terms and conditions set forth in this Agreement; and

Whereas, in accordance with the Parties’ agreement in the Term Sheet, Licensee will be an authorized OEM manufacturer for Licensor for certain Products to be sold by Licensor or its agents outside the Territory, upon regulatory approval and/or complete filing, which rights and authorization will be subject to an additional separate agreement to be negotiated and executed by the Parties;

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
Definitions

1.1

“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock or equity of such entity, or by contract.

1.2

“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator or governmental agency or authority (including Regulatory Authorities) having jurisdiction over or related to the subject matter in question.

1.3	“Business” has the meaning ascribed to it in the Article 2.1.

1.4	“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the USA and the Territory are not operative.

1.5

“Change of Control” with respect to a Party means (i) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by any party other than an Affiliate of a beneficial interest in the securities of the Party representing more than 50% of the combined voting power of the then outstanding securities of the surviving entity immediately after acquisition (other than a capital raising transaction); or (ii) the transfer, sale or assignment of more than 50% of the assets of the Party to a party other than an Affiliate; or (iii) any other transfer to a party other than an Affiliate of the power and ability to control or direct the management and policies of that Party (including a change of the Executive Officer of Licensor, Mr. Jeffrey M. Soinski). For the avoidance of doubt, the following scenarios are explicitly excluded from the Change of Control of Licensee: any capital operations or equity restructure resulting in direct or indirect change of shareholding structure of Licensee.

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1.6

“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities directed to marketing, promoting, selling, offering for sale, importing for sale, distributing, leasing and repairing the Products and providing after-sales services for the Products in the Territory, including activities relating to the importation, pre-launch, launch, detailing, advertising, pricing and reimbursement (including the obtaining of the required regulatory approvals for reimbursement), promotion, distribution, invoicing and sales of Products in the Territory. In addition to the foregoing, “Commercialization” in connection with the Product shall also include Post-Marketing Studies in the Territory and all types of cross-border direct sale or e-commerce in the Territory.

1.7

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of similarly situated companies in the medical device industry for the development and commercialization of similarly situated branded medical products as the applicable Products at a similar stage of development and commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues (but not taking into account any payment owed to the other Party under this Agreement), and all other relevant factors (such as financial).

1.8

“Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party pursuant to this Agreement or during any transaction contemplated hereby (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement) and that is not covered by clauses (a)-(e) of Article 12.1, regardless of whether such Information is specifically designated as confidential and regardless of whether such Information is in written, oral, electronic, or other form.

1.9	“Confidentiality Agreement” means that certain confidentiality agreement entered into by the Parties in anticipation of the negotiation of this Agreement, if any.

1.10

“Control” means, with respect to any material, Information, or Intellectual Property Right, the possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license grants under this Agreement), to grant a license, sublicense or other right to or under such material, Information, or Intellectual Property Right on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

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1.11

“Data” means all material data related to Products, including manufacture data, production process data, non-clinical data, clinical data and clinical study reports, patient databases, and the like generated during the process of the development, Localization, Manufacturing and Commercialization of Products.

1.12

“Designated Party” means an Affiliate of Licensee or a Third Party (subject to the conditions in this Agreement), which has been designated by Licensee to exercise certain rights and/or perform certain of the Licensee’s obligations under this Agreement.

1.13

“Localization” with a correlative meaning for “Localize” and “Localizing,” refers to the undertakings and activities which the Licensee or its Designated Party is authorized to carry out under the terms of this Agreement which are strictly limited to:

(a)

with respect to Imported Products research, testing, Product localization, and regulatory development activities which are (i) necessary for Commercialization of the Imported Products in the Territory, including but not limited to the adaptation of the software interface of the Imported Products, their artificial intelligence functions, and all other functions of the software application of the Imported Products, translation of the software interface, etc. (into simplified Chinese, traditional Chinese, or other languages in the Territory) for the purpose of Commercialization, or (ii) requested or required by Regulatory Authority only for the purpose of obtaining and maintaining Regulatory Approval for the Imported Products in the Territory for the purpose of Commercialization, including Mandatory Post-Approval Studies and Post-Marketing Studies;

(b)

with respect to Domestic Products, all manufacture, research and development activities as reasonably necessary, or requested or required by Regulatory Authorities, for the purpose of obtaining and maintaining applicable Regulatory Approval of the Domestic Products (including the same types as the Imported Products, or as may be later agreed by the Parties, new types or new Indications) in the Territory for the purpose of Manufacturing and Commercialization of the Domestic Products, including activities related to preclinical and other non-clinical testing, quality assurance/quality control, clinical trials, toxicology studies, statistical analysis and report writing, preparation, submission and prosecution of clinical trial approvals/filings and all regulatory affairs relating to the foregoing for the purpose of obtaining and maintaining Regulatory Approval, and shall also include the research and development activities of a technical nature involving manufacturing, development, improvement, innovation or adaptation-related development regarding the Domestic Products or other technical research which are related to specifications of the Domestic Products for the market in the Territory only; and shall also include activities with respect to market development as reasonably necessary for Commercialization of the Domestic Products in the Territory, including but not limited to development/localization of the interface, artificial intelligence and all other functions of the software application of the Domestic Products or its translation (into simplified Chinese, traditional Chinese or other languages in the Territory) for the purpose of Commercialization.

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For the avoidance of doubt, the term “Localization” includes clinical trials or studies initiated after receipt of Regulatory Approval in the country or region for which such trials or studies are mandatorily or necessarily required by a Regulatory Authority to be conducted after Regulatory Approval as a condition of or in connection with obtaining and maintaining such Regulatory Approval (“Mandatory Post-Approval Studies”).

1.14

“Executive Officer” means, (a) with respect to Licensor, its CEO or another senior officer of Licensor designated by its CEO and (b) with respect to Licensee, its Chairman of the Board of Directors, or another senior officer of Licensee designated by its Chairman of the Board of Directors.

1.15	"FDA" means the United States Food and Drug Administration.

1.16

“Field” means, treatment of any diseases or conditions in humans in the indications including but not limited to the following: for clinical use in vascular atherectomy and CTO crossing, and to use in medical institutions for vascular atherectomy and CTO crossing and for scientific research use in research related to vascular atherectomy and CTO crossing, and to use in medical institutions or non-medical institutions or companies for research and development related to vascular atherectomy and CTO crossing, as approved and updated by the Regulatory Authority from time to time of the respective country/region. To the avoidance of doubt, clinical use in Hainan is also included in the scope of the Field as approved, filed or updated by the Regulatory Authority from time to time.

1.17

“First Commercial Sale” means, as the case may be, the first sale of the Imported Products or Domestic Products in the Territory by Licensee or its Affiliates or permitted Sublicensees for value in an arm’s-length transaction to an independent Third-Party distributor, agent or end user in the Territory for end use or consumption for the general public of the Imported Product or Domestic Product.

1.18	“GAAP” means generally accepted accounting principles, as published by the Financial Accounting Standards Board.

1.19

“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices and procedures for designing, conducting, recording, and reporting clinical trials that involve the participation of human subjects promulgated or endorsed by the relevant Regulatory Authority and applicable to the Territory or any other jurisdiction where clinical trials involving human subjects related to any Product are or were performed, as they may be updated from time to time.

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1.20

“Good Manufacturing Practices” or “GMP” means the then-current Good Manufacturing Practices promulgated or endorsed by the relevant Regulatory Authority and applicable to the manufacture and testing of medical devices in the Territory or any other jurisdiction where any Product is or was manufactured or tested, as may be updated from time to time.

1.21

“Good Supply Practices” or “GSP” means the then-current Good Supply Practices promulgated or endorsed by the relevant Regulatory Authority and applicable to the distribution (including traceability and the process of procurement, warehousing, sale and transportation) of medical devices in the Territory, as may be updated from time to time, including applicable rules promulgated by NMPA or its equivalent in Taiwan.

1.22

“Government Centralized Procurement”, means centralized procurement and/or volume-based purchase organized by applicable Government Authorities in the Territory by means of open bidding and other means applicable to government procurement (including but not limited to provincial and national government, etc.).

1.23

“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.24

“Indication” means an illness or condition which is accepted by the applicable Regulatory Authorities as an approved indication for a specific treatment or for particular scientific research in the Field.

1.25

“Information” means any data (including Data), results, technology, business, financial, technical, scientific, trade, research, manufacturing, marketing, product, supplier, Intellectual Property Rights or other information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), stability data and other study data and procedures.

1.26	“Insolvency Event” shall mean “Insolvency Event” in relation to either Party, which means any one of the following:

(a)

the Party commences a bankruptcy proceeding or similar proceeding (except in relation to a solvent reorganization), an assignment for the benefit of creditors, or otherwise seeks dissolution, that is not dismissed, rescinded, or stayed within ninety (90) days of commencement thereof;

(b)	an involuntary petition in an insolvency proceeding is filed against a Party and is not dismissed or stayed within ninety (90) days of the filing thereof;

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(c)

a trustee in bankruptcy, receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over any material part of that Party’s assets, other than to the extent that such officer is appointed at the request of the other Party to this Agreement;

1.27

“Intellectual Property Rights” means all rights (including the rights to prosecute) in, to and under Patents, Invention registrations, trademarks, copyrights, domain names, databases, data, know-how, trade secrets and confidential information, and all other intellectual or industrial property and other proprietary rights throughout the world.

1.28

“Inventions” means any inventions and discoveries, including processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliate or permitted sublicensee pursuant to activities conducted under this Agreement, in each case including all rights, title and interest in and to the Intellectual Property Rights therein and thereto.

1.29

“License Fees” mean the license fees to be paid by Licensee to Licensor for the use of Licensor IP (Product Marks being granted with a royalty-free license) for the purpose of Localization, Manufacturing and Commercialization of the Domestic Products in the Territory as set forth in Exhibit E.

1.30

“Licensee Information” and “Licensor Information” (as the case may be) means any data (including Data), results, technology, business, financial, technical, scientific, trade, research, manufacturing, marketing, product, supplier, Intellectual Property Rights or other information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), stability data and other study data and procedures that are developed, conceived or reduced to practice by or on behalf of the Licensee, its Affiliate or Designated Party, or by or on behalf of Licensor or its Affiliates, as the case may be, during the Term of this Agreement and in connection to the same.

1.31

“Licensee Inventions” means Inventions (whether patentable or not), that are generated, developed, conceived or reduced to practice by or on behalf of Licensee, its Affiliate or Designated Party pursuant to activities conducted under this Agreement, together with all Intellectual Property Rights therein and thereto, provided that such Inventions made by Licensee’s or its Affiliate’s employee(s) or Designated Party or on behalf of Licensee or its Affiliate or Designated Party during the performance of and in compliance with this Agreement, in each case not based on Licensor Information.

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1.32	“Licensee Invention Patents” means:

(a)	In relation to Imported Products, Patents in relation to Imported Products that become Controlled by Licensee or its Affiliate during the Term and that claim or cover Licensee Inventions;

(b)	In relation to Domestic Products, Patents in relation to Domestic Products that become Controlled by Licensee or its Affiliate during the Term and that claim or cover Licensee Inventions.

1.33

“Licensor Inventions” means all Inventions that (a) (i) are Controlled by Licensor or its Affiliates as of the Effective Date or (ii) become Controlled by Licensor or its Affiliates during the Term, and (b) are reasonably necessary for the Localization, use, import, Manufacture, Commercialization or other exploitation of the Products in the Field in the Territory.

1.34

“Licensor IP” means, collectively, Licensor Know-How, Licensor Inventions, Licensor Patents, Product Marks, and all other applicable Intellectual Property Rights of Licensor and its Affiliates in and to the Products, as may be required to Localize, use, import, Manufacture, Commercialize, or otherwise exploit the same in the Field in the Territory, as provided for in this Agreement.

1.35

“Licensor Know-How” means all Information that (a) (i) is Controlled by Licensor or its Affiliates as of the Effective Date or (ii) becomes Controlled by Licensor or its Affiliates during the Term, and (b) is reasonably necessary for the Localization, use, import, registration, Manufacture, or Commercialization of the Products in the Field in or for the Territory.

1.36

“Licensor Patents” means all Patents in the Territory that (a) (i) are Controlled by Licensor or its Affiliates as of the Effective Date, or (ii) become Controlled by Licensor or its Affiliates during the Term, and (b) claim the composition or formulation of, or the method of making, using or delivering, the Products or are otherwise reasonably necessary for the Localization, use, import, Manufacture, or Commercialization of the Products in the Field in the Territory. Licensor Patents existing as of the Effective Date (“Existing Licensor Patents”) are set forth in Exhibit F.

1.37

“Line Extension” means a new improvement and/or new technologies relating to the Products for vascular atherectomy and CTO crossing or any new indication, in terms of device, components, forms, presentations, or software with respect to a Product, and developed by either Party or its Affiliates or sub-licensees. For avoidance of doubt, Line Extension shall include upgrade generations of Products with improvements and/or new technologies as defined above.

1.38

“Manufacture” means to make a Product in compliance with the applicable GMP and the Marketing Authorization in the Territory, including to process, prepare, make and Test the raw materials used in the production of the Product and to Test the Product prior to release packaging, and “Manufacturing” has the corresponding meaning.

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1.39

“Manufacturing Information” shall mean all ideas, inventions, information, data, writings, protocols, discoveries, improvements, trade secrets, know-how, materials or other proprietary information not generally known to the public that are required to manufacture the Product.

1.40	“Market” means for the purpose of this Agreement, each of, or, certain particular regions of the Territory.

1.41

“Marketing Authorization” or “Market Authorization” means that specific Regulatory Approval issued by a Regulatory Authority in a jurisdiction to register the Product and required for Commercialization in such jurisdiction, but excluding any pricing or reimbursement approval.

1.42

“Marketing Authorization Application” or “MAA” means an application for the Marketing Authorization or other applicable Regulatory Approval or any other application to the appropriate Regulatory Authority in a given country or regulatory jurisdiction for approval to market and Commercialize a Product.

1.43

“Material Adverse Events” means any objective event (excluding the activities of the Parties) that has or may have a material adverse effect on or frustrate the Manufacturing, Localization or Commercialization of the Products, including without limitation, any substantial change of Applicable Law or policies, change of market conditions or hindrance in Localization or Manufacturing, significant events/changes in respect to safety, technology, efficacy, or quality of Products, which will or may significantly reduce the prospect of Localization, Manufacturing or profit margin of the Commercialization of the Products.

1.44

“NMPA” means the National Medical Products Administration of the People’s Republic of China, including its local counterparts and any successor agency thereto having substantially the same function and authority (as, for example, the TFDA or DOH in Taiwan).

1.45

“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extension, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, whether or not the above are derived or arise from the domestic patent system under the Applicable Laws or international conventions under the international patent system (including the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty and other treaty under which Licensor or Licensee would have an optional channel to obtain a patent for the Product in or for the Territory).

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1.46

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.47

“Personnel” means, with respect to a Party or its Affiliate that is involved in performance of this Agreement, such Party’s and such Affiliate’s directors, officers, employees, agents, and consultants who, in each case, may reasonably be expected to perform under this Agreement.

1.48

“Post-Marketing Studies” means clinical trials or other studies initiated after receipt of Regulatory Approval in the country for which such trials or studies are being conducted, including modeling, investigator-initiated clinical trials, and observational studies, but excluding any Mandatory Post-Approval Studies.

1.49	“PRC” or “China” means the People’s Republic of China, excluding Hong Kong, Macao and Taiwan for the purpose of this Agreement;

1.50

“Product(s)” means, the Licensor medical device product portfolio for vascular atherectomy and CTO crossing, and consists of Peripheral Products (LightBox, Pantheris A400 series, Pantheris SV and LV, and Tigereye ST) and Coronary Products (Coronary CTO products). The Products include without limitation the medical device products applicable to all related Indications and inclusive of all components, consumables, forms and Line Extension thereof, which shall include the Imported Products, the Imported Products Consumables, the Domestic Products and the Domestic Products Consumables.

“Imported Product(s)” means those medical device products set forth in Exhibit A hereof.

“Imported Products Consumable(s)” means those consumables set forth in Exhibit A hereof. Imported Products Consumables are required for use of Imported Products.

“Domestic Product(s)” means those medical device products set forth in Exhibit B hereof.

“Domestic Products Consumable(s)” means those consumables set forth in Exhibit B hereof. Domestic Products Consumables are required for use of Domestic Products.

For the purpose of clarity, any software which is related to the Products shall also form part of the Products, regardless of whether such software shall form a software component of the Product or an independent software medical device for the purpose of obtaining Market Authorization and Regulatory Approvals.

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1.51

“Product Liability” means, with regard to the safety or effectiveness of a Product and/or the research, Localization and Manufacture of the Product, any liability arising out of an alleged defect in a Product regardless of whether a Third Party claim is for breach of warranty, breach of contract, tort, negligence, strict liability or pursuant to any other legal theory at common law or under statute, including claims for personal injury (including death).

1.52

“Product Marks” means the trademarks set out in Exhibit G and/or logos and/or trade dress of the Products owned or controlled by Licensor, which are used or to be used by Licensee or its Affiliates or Designated Parties for the Commercialization of Product in the Territory and any registrations thereof or any pending applications relating thereto or any application related thereto to be made in the Territory (excluding, in any event, any corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor), along with all domain names associated therewith, and all goodwill associated therewith.

“Licensee’s Product Marks” means the trademarks and/or logos and/or trade dress of the Products owned or controlled by Licensee, which are used or to be used by Licensee or its Affiliates or Designated Parties for the Commercialization of Products solely in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor or Licensee), along with all domain names associated therewith, and all goodwill associated therewith.

1.53

“Regulatory Approval” means all approvals necessary for the Localization, Manufacture, marketing, importation and Commercialization of any Product in the Field in a given country or regulatory jurisdiction within the Territory, including Marketing Authorizations.

1.54	“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.55

“Regulatory Materials” means regulatory applications (including MAAs), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to or received from a Regulatory Authority in order to Localize, Manufacture, import, market, sell or otherwise Commercialize a Product in a particular country or jurisdiction.

1.56

“Required Information” means, with respect to a particular Product, Information generated or obtained at any time from Localization activities conducted inside or outside the Territory by or on behalf of Licensor, its Affiliates or licensees that is required by Applicable Laws to be maintained or submitted to Regulatory Authorities in the Territory in order to obtain or maintain Regulatory Approval of such Imported Product and/or Domestic Product in the Territory, including such Information that is required by Applicable Laws for reexamination or re-registration of such Imported Product and/or Domestic Product in the Territory.

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1.57

“Rolling Forecast” means, with respect to a particular Imported Product or Imported Product Consumable, the amount of such Products that Licensee expects to order each month for the next twelve months. Licensee will update Rolling Forecasts on a calendar quarter basis.

1.58

“SC” means the steering committee made up of one representative respectively from each Party, to discuss day to day issues and questions, and also to communicate on significant issues, changes, or dispute resolutions.

1.59	“Territory” means PRC, including Mainland China, Hong Kong, Macao and Taiwan.

1.60	“Test” means to test a product or its components prior to release for further processing or for shipping and Marketing in compliance with Applicable Law and “Testing” has the corresponding meaning.

1.61	“Third Party” means any entity other than Licensor or Licensee or an Affiliate of either of them.

1.62	Additional Definitions

The following table identifies the location of definitions set forth in various Articles of the Agreement, and the definitions include without limitation the following:

Defined Terms	Article
Breaching Party	13.2
Dispute	14.1
Localization Paradigm	7.1
Importation Paradigm	7.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4
Licensee Indemnitees	11.1
Mandatory Post-Approval Studies	1
Non-Breaching Party	13.2
Permitted Purposes	5.3

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Defined Terms	Article
Term	13.1
Licensor Indemnitees	11.2
Third Party Claims	11.3
Third Party IP Action	9.6
Lead Time	7.2(a)(1)
Securities Purchase Agreement	4th Whereas clause

1.63	Interpretation

Whenever used in this Agreement: (i) the words “include,” “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation” and shall mean including without limiting the generality of any description preceding or following such words; (ii) the word “day” or “year” or “quarter” shall mean a calendar day or calendar year or calendar quarter, respectively, unless otherwise specified; (iii) the words “hereof,” “herein,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (iv) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (v) the word “or” has the inclusive meaning represented by the phrase “and/or;” and (vi) the Exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall include references to the Exhibits. The headings of Articles contained in this Agreement preceding the text of the Articles, sub-Articles and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

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ARTICLE 2
LICENSE

2.1	Rights and Licenses granted by Licensor

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (subject to Article 2.2), transferrable (at the discretion of the Licensee, subject to prior written consent from the Licensor, which shall not be unreasonably withheld, except that 1) no prior written consent of Licensor will be required where the transfer is between Licensee and its Affiliate(s), provided that such Affiliate(s) shall fully comply with the obligations of the Licensee under this Agreement and be jointly and severally liable with the Licensee hereunder for all Licensee’s obligations under this Agreement, and 2) no prior written consent of Licensor will be required in terms of transfer or sublicense of the right of Commercialization and distribution under this Agreement), sub-licensable (subject to Article 2.3), sub-contractable license under the Licensor IP and subject to the applicable Regulatory Approvals to use, import, ship and distribute within the Territory, Localize, register, Manufacture (subject to terms and conditions set forth in Article 7), supply and Commercialize the Products in Licensee’s own name in the Field with the Trademark of Licensor and/or Licensee in and for the Territory (“Business”), commencing as of the Effective Date of this Agreement. Notwithstanding the foregoing, Licensor shall be obligated to manage and maintain the validity of the Licensor IP as required for Licensee to perform its obligations hereunder and operate the Business as licensed hereunder.

2.2	Maintenance of Exclusivity

(a)

For Peripheral Products, the exclusivity granted hereunder shall subsist for as long as the Licensee has made Commercially Reasonable Efforts to gain Market Authorization and to commercially launch the Peripheral Products, and thereafter continues to make Commercially Reasonable Efforts to Commercialize the Peripheral Products in the Territory. If Licensee fails to gain Market Authorization within [***] of closing the Tranche 1 Investment or after Market Authorization, fails to make Commercially Reasonable efforts to Commercialize the Peripheral Products in the Territory, except for the circumstance when clinical trials are required for the Peripheral Products by Regulatory Authority (in which case the [***] will be extended through twenty-four months following the end of such clinical trials), or if Licensee fails to make Commercially Reasonable Efforts to Commercialize the Peripheral Products after obtaining Market Authorization from the Regulatory Authority, the license granted herein will become a non-exclusive license, unless an extension of exclusivity is mutually agreed to by the Parties.

For avoidance of doubt, if the Licensee can demonstrate both of the following, it shall be deemed to be fulfilling its obligation of "making Commercially Reasonable Efforts to Commercialize the Products": (1) The Licensee promotes the Peripheral Products at significant exhibitions in the Territory that promote similar products at least [***] on a yearly basis after obtaining the Market Authorization; and (2) the Licensee contacts a reasonable (given the nature of the Peripheral Products) selection of physicians and hospitals on a monthly basis for Peripheral Products after Market Authorization is obtained.

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(b)

For Coronary Products, the exclusivity granted hereunder shall subsist for as long as the Licensee has made Commercially Reasonable Efforts to gain Market Authorization and commercially launch the Coronary Products, and thereafter continues to make Commercially Reasonable Efforts to Commercialize the Coronary Products in the Territory following Regulatory Approval of such Coronary Products issued by the FDA, or the Licensee executes a sublicense to a Third Party which is not a subsidiary of the Licensee within 12 months after the Licensor obtains the Regulatory Approval of such Coronary Products issued by the FDA, which Third Party shall be a well-established and reputable firm in the Field in the Territory, with experience Commercializing products similar to the Products.

(c)

Failure in registration of the Product Mark by the Licensor in the Territory which refrains or prevents the Licensee from Commercializing the Products bearing the said Product Marks shall not be deemed as a failure to make Commercially Reasonable Efforts.

2.3	Sublicense Rights.

Licensee shall have the right to grant sublicenses through multiple tiers of sub-licensees for the Territory under any or all of the rights granted in Article 2.1 to any subsidiary or other Affiliate, or to grant sublicenses through multiple tiers of sub-licensees for the Territory under the rights of use, import, distribute within Territory, supply and Commercializing rights and obligations to any Third Party, without having to obtain any approval from Licensor, provided that (i) Licensee shall cause each such sub-licensee to be in compliance with the applicable terms and conditions of this Agreement, (ii) Licensee shall serve as a surety to guarantee for the liabilities arising out of all acts or omissions of its sub-licensees.. For the avoidance of doubt, in addition to the rights and obligations of Licensee to itself exercise any of its rights or perform its obligations hereunder to use, import, distribute within Territory, Localization, register, Manufacture (subject to terms and conditions set forth in Article 7), supply and Commercialize Products hereunder, Licensee shall have the right to sublicense to any of its Affiliates any of such rights and obligations as provided in this Agreement.

However, for sublicensing of Localization, registration and Manufacturing rights and obligations of the Products by Licensee to any Third Party, prior written consent of the Licensor shall be required, which shall not be unreasonably withheld.

2.4	No Implied Licenses

Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any Confidential Information or other Intellectual Property Rights of such Party.

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License and Distribution Agreement between Avinger and Zylox

2.5	Performance of Business in the Territory in Licensee’s Name

Both Parties agree and acknowledge that the Business as licensed in Article 2.1 and Article 2.2 shall be conducted and performed in the name of Licensee or its Designated Parties for the purpose of Commercialization.

(a)

Under Importation Paradigm as defined below in Article 7.1(a), the Licensor shall hold the Market Authorization of the Products in the Territory, and the Licensee shall act as the registration agent of Licensor to handle the registration of the Imported Products on behalf of the Licensor in the Territory, including but not limited to implementing necessary clinical trials, submitting Regulatory Materials and interfacing with Regulatory Authority, and shall to the extent permitted by Applicable Law, apply for and/or maintain the applicable Marketing Authorization in the name of the Licensor or Licensor’s designated Affiliate, for the purpose of Commercialization of the Imported Products in the Territory. As may be required by the Applicable Law, Licensor shall cooperate with Licensee in any commercially reasonable and lawful arrangements, including by executing a written binding document in an appropriate form as agreed by the Parties, to provide the Licensee with the benefit of such authorizations or rights as may be necessary for the purpose of Commercialization of the applicable Imported Product in the Territory, in which case Licensor shall be obligated to maintain in force such authorizations and rights throughout the Term of this Agreement.

(b)

Under Localization Paradigm as defined below in Article 7.1(b), the Licensee shall be entitled to obtain and maintain the Marketing Authorization and other applicable Regulatory Approvals in its own name or its Designated Party’s name for the purpose of Manufacturing and Commercialization of Domestic Products in the Territory. The Parties agree that the Licensee at its discretion may designate its subsidiaries for obtaining and maintaining the Marketing Authorization and other applicable Regulatory Approvals without any consent from the Licensor; but if the Licensee intends to designate any Third Party for obtaining and maintaining the Marketing Authorization and other applicable Regulatory Approvals it shall be subject to the prior written consent of the Licensor and such consent shall be given unless the designation has, or is reasonably likely to have a detrimental impact on Licensor’s rights and benefits as owner and Licensor of the Products. The Licensee or its Designated Parties shall handle the registration work for the Domestic Products and the Licensor shall assist the Licensee by providing all Required Information.

ARTICLE 3
REPRESENTATIVES

3.1	Representatives

Each Party shall designate a representative to coordinate the performance of this Agreement. This representative from each Party respectively shall constitute the SC and shall be the designated contact for day to day issues and for communication on significant issues, changes, or dispute resolutions. The Parties’ representatives will communicate as frequently as necessary to ensure proper and effective performance of both Parties’ obligations under this Agreement.

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ARTICLE 4
LOCALIZATION

4.1	Rights of Localization; Costs

(a)	Rights of Localization.

(1)

Under Importation Paradigm, Licensee shall have the rights to conduct, by itself, or its Designated Party, the Localization as defined under Article 1.14(a) and/or to obtain or maintain Regulatory Approval in the Territory for the Imported Products (including Imported Products Consumables), without prejudice to the rights of Licensor under this Agreement for holding the Market Authorization of its Imported Products in the Territory, with the assistance and cooperation of Licensor or its Affiliates as provided in this Article 4.

(2)

Under Localization Paradigm, Licensee shall have the right to conduct, by itself, or its Designated Party, the Localization related to registration, Manufacture and Commercialization of the Domestic Products and to obtain or maintain Regulatory Approval in the Territory for the Domestic Products (including Domestic Products Consumables) and for market development activities, with the assistance and cooperation of Licensor or its Affiliates as provided in this Article 4.

(b)

Costs. Unless otherwise stipulated in this Agreement, Licensee shall be responsible for all the costs and expenses in connection with the Localization of the Imported Products (including Imported Products Consumables) and Domestic Products (including Domestic Products Consumables) conducted by Licensee or its Designated Parties in the Field in the Territory.

4.2	Localization Activities

Licensee shall have the rights to Localize, by itself, or its Designated Party, the Products and to apply for, obtain and maintain Regulatory Approvals of the Products in or for the Territory, to the extent permitted by Applicable Law and subject to Article 4.1 and other applicable provisions hereof. Licensee shall submit the details of Localization progress in the Territory to the Licensor for discussions and Licensor shall provide reasonable advice on the Localization activities to Licensee.

4.3	Performance

Licensee shall conduct Localization activities in and for the Territory in good scientific manner, and in compliance with all Applicable Laws, GCP and GMP (and GSP, if applicable), and always in such way that does not negatively affect the reputation and image of Licensor. Licensee shall be held accountable for any material negative impact on Licensor’s reputation resulting from any decision or activity of Licensee provided that it has been proved that such material negative impact is caused by the acts or omissions of Licensee (or its Affiliates or subcontractors or Third Parties controlled by it) and the Licensor has provided for a reasonable and well-supported calculation of any losses incurred and supportive evidence of such material negative impact.

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4.4	Localization Records.

Provided that the Localization activities are not protected by confidentiality and/or exclusivity agreements with Third Parties outside the Territory (and in such cases, subject to the applicable agreements), each Party shall maintain, including for the other Party’s benefit, complete, current and accurate records of all Localization activities with regard to the Products by such Party, its Affiliates and subcontractors, and all Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Localization activities in good scientific manner appropriate for regulatory and patent prosecution purposes. Without limiting the foregoing, promptly upon Licensee’s request, Licensor shall provide Licensee with the Required Information requested by Licensee in order to obtain or maintain Regulatory Approvals in the Territory.

4.5	Localization Updates and Reports

Each Party shall regularly and at least on monthly basis provide the other Party with a summary of (i) the Localization activities performed in or for the Territory by or on behalf of the Licensee and (ii) the Localization activities performed by Licensor outside the Territory which may have a significant effect on the development and Localization and regulatory activities relating to the Products in the Territory, provided that such development or Localization activities are not protected by confidentiality and/or exclusivity agreements that prohibit their disclosure, including the progress and results of its and its Affiliate’s and subcontractor’s work. Such summary shall be at a level of detail reasonably requested by the SC. In addition, each Party shall promptly provide written notice to the other Party, through the SC, of any significant Localization matters for which such Party is responsible of which such Party becomes aware (e.g., clinical trial initiation or completion, clinical holds, and receipt of clinical study reports). In addition and without limiting the foregoing, Licensor shall provide updates to Licensee, on at least a biweekly basis through the SC or upon the reasonable request of Licensee, regarding significant developments and advancements relating to the Product outside the Territory, provided however, that such updates shall be provided only if such events potentially impact the Licensee’s ability to Localize the Product or Commercialize the Products in the Field in the Territory in accordance with the terms of this Agreement, especially events that will or potentially will lead to change of activities in the Regulatory Approval process for the Products. Licensee shall provide updates to Licensor regarding Licensee Inventions, if any, on at least a monthly basis through the SC or upon the reasonable request of Licensor.

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4.6	Licensor Assistance

Upon the closing of Tranche 1 Investment pursuant to the Securities Purchase Agreement and upon Licensee’s reasonable request, Licensor agrees to assist to identify Information that is reasonably necessary for Licensee to Localize the Product or Commercialize the Products in the Field in the Territory in accordance with this Agreement and which is not protected by confidentiality and/or exclusivity agreements applicable outside of the Territory. Throughout the Term, subject to Article 4.2, at any time that Licensor or Licensee identifies Licensor Know-How which is reasonably necessary for the purpose of the Localization and Commercialization of the Product in the Field in the Territory, Licensor shall promptly provide Licensee with copies of such Licensor Know-How free of charge.

In order to assist Licensee in the conduct of clinical studies of the Products, and obtain or maintain Regulatory Approvals in or for the Territory during the Term, Licensor shall at its own cost, (i) promptly upon Licensee’s request, supply Licensee with Licensor Know-How and Information that is mandatory and/or reasonably necessary for Licensee to conduct clinical studies of the Product (if any) or obtain or maintain Regulatory Approvals in the Territory, and (ii) promptly after the Effective Date, provide Licensee, for use in clinical studies of the Products (if any) or to obtain or maintain Regulatory Approvals in the Territory, with relevant documents and information developed and validated by Licensor in the English language (e.g., patient diaries); and (iii) provide sample and reference Products for clinical development (if any) at the expense of the Licensee, provided that Licensor shall inform Licensee in writing and in advance of the related costs and obtain the prior written consent of the Licensee; and (iv) if requested by Licensee, implement necessary pre-clinical trials and clinical trials outside the Territory, provided that (x) such trials are required by the Regulatory Authority in the Territory for the application for or maintenance of the Regulatory Approvals in the Territory; and (y) such trials are permitted by the Applicable Law and acceptable for the Regulatory Authority in the Territory; and (z) Licensor shall be responsible for collaborating with Licensee to carry out such pre-clinical trials and clinical trials at the expense of Licensee, provided further that Licensor shall inform Licensee in writing and in advance of the related parties in charge of such trials and obtain the prior written consent of Licensee and secure for Licensee the right to directly communicate with that party to negotiate the relevant costs.

Without limiting the foregoing, in order to assist Licensee in the Commercialization of the Product, and obtain or maintain Regulatory Approvals in or for the Territory during the Term, Licensor shall upon Licensee’s reasonable request, supply Licensee with the Licensor Know-How, training and Information related to the Product (including updates) that is necessary for Licensee to carry out the Commercialization of the Products.

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Licensor agrees to provide source code applicable to use of the Product as may be necessary for the Licensee to Localize, register, or update the Products for the purpose of Commercialization of the Products in the Territory.

To avoid doubt, the salaries, labor costs, and managerial costs and other costs related to the employment of engineers or other Personnel of or designated by the Licensor in order to fulfill its obligation under this article shall be borne by the Licensor, while Licensee will pay reasonable travel and related costs that are incurred within the Territory and pay for pre-approved international travel costs.

ARTICLE 5
REGULATORY

5.1	Regulatory

(a)

Subject to the terms and conditions of this Agreement and Applicable Law, especially Articles 4.1 and 4.2, Licensee shall have the rights to conduct, by itself, or its Designated Party, all regulatory activities related to Localization activities or regulatory activities to apply for, obtain and maintain Regulatory Approvals for the Products, as necessary and subject to Applicable Laws, including the preparation of Regulatory Materials and communications and interactions with Regulatory Authorities in the Territory with respect to the same, with the assistance and cooperation of Licensor or its Affiliates as provided in this Article 5. Licensee shall be responsible for all of its costs and expenses in connection with obtaining and maintaining Regulatory Approvals for Products in the Territory.

(1)

Under the Importation Paradigm, the Market Authorization of Imported Products (including Imported Products Consumables) shall be made in the name of the Licensor (without prejudice to Licensee’s rights to Localize and Commercialize the Imported Products (including Imported Products Consumables) under this Agreement), to the extent permitted by the Applicable Law. The Licensee or its Designated Party (subject to Article 2.3) shall act as the entrusted domestic agent of the Licensor in the Territory and fulfill its statutory obligations as the entrusted domestic agent of the Licensor, and shall seek Licensor’s input with respect to its obligations under this Article 5 to ensure any Licensor concerns regarding the Regulatory Approval process are resolved;

(2)

Under the Localization Paradigm according to Article 7.1 (b), the Regulatory Approval for the Domestic Products (including Domestic Products Consumables) shall be in the name of the Licensee or its Designated Party, and Licensee shall similarly collaborate with Licensor to ensure a successful outcome.

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(b)	Agency Service under the Importation Paradigm. The Licensee has agreed to provide the following agency service for the Licensor by itself or its Designated Party under the Importation Paradigm:

(1)

act as the domestic registrant agent of Licensor to handle the registration or re-registration work for the Imported Products on behalf of the Licensor in the Territory, including but not limited to implementing necessary clinical trials, submitting regulatory documentation and interfacing with the Regulatory Authority;

(2)

guide the Licensor to provide all the information required for registration, provide English to Chinese translation of registration documents, assist in testing and approval process of the corresponding Localization changes, etc., until the Market Authorization of the Imported Products is issued by the Regulatory Authority;

(3)	act as the domestic registrant agent of the Licensor to handle all relevant change registration or change filing formalities with the Regulatory Authority on behalf of the Licensor in the Territory;

(4)	handle all relevant assistance which is legally required to be handled by the domestic registrant agent of the Licensor in the Territory, including but not limited to assistance in recalls, etc.

Notwithstanding the above, the Licensor shall provide to the Licensee the prototype of Imported Product and sample required for Imported Product registration, all at the costs of Licensee.

The Licensor shall also provide to the Licensee the prototype or sample of the components to be registered on the registration license of the Imported Products, separately from the complete Imported Products. All costs in relation to the same shall be borne by Licensee. The prototype and sample of the components to be registered on the registration license of the Imported Products will be provided by Licensor to Licensee at cost with no margin.

All costs in relation to the delivery of prototypes or samples required under the terms of this Agreement and their shipment shall be borne by Licensee and Licensee shall undertake all formalities and costs in regard to the import of the same into the Territory, including but not limited to the determination and contracting of the logistics service provider.

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License and Distribution Agreement between Avinger and Zylox

5.2	Licensor’s assistance.

As reasonably required by the Licensee, Licensor shall:

(a)	provide reference and retention samples as required by Licensee under the conditions set out in Article 5.1 above;

(b)

provide all Licensor Know-how, technical requirement and Data (including but not limited to technical data related to development, manufacture, testing and packaging, and relevant quality management system documents, records, documentation and information), certifications (including but not limited to CE certification and ISO certifications), information regarding the manufacturing processes and procedures for the Imported Products, to the Licensee, only insofar they are necessary for the purpose of obtaining Regulatory Approvals of the Imported Products. Licensor shall provide the Information and documents related to the above Licensor Know-how according to the time schedule set forth in Exhibit D;

(c)

transfer to Licensee any relevant pending applications related to the Imported Products in the Territory (i.e., to Licensee or its Designated Party) and terminate any agreements with Third Parties regarding the registration of the Imported Products in the Territory; a list of name and contact details of the above mentioned Third Parties regarding the registration of the Imported Products in the Territory shall be attached in Exhibit D. Licensor shall provide these documents according to the time schedule set forth in Exhibit D;

(d)

provide reasonable assistance and support, in a timely manner, to prepare for any meeting or teleconference with Regulatory Authorities (or related advisory committees) in the Territory and, at Licensee’s reasonable request and upon reasonably adequate prior written notice, representatives from Licensor or its Affiliates shall attend and participate in meetings and teleconferences scheduled by Licensee with Regulatory Authorities in the Territory relating to the Products. Notwithstanding the provisions of Article 4.6, all such costs and expenses incurred in the Territory related to the Regulatory Approval shall be borne by the Licensee. All the costs and expenses incurred outside of the Territory shall be borne the Licensor;

(e)	cooperate with the Regulatory Authority in its on-site inspection and bear the fees incurred out of the Territory during any such on-site inspection;

(f)

provide any useful materials available (or if none are available, make Commercially Reasonable Efforts to develop such materials) with respect to modifications of specifications, manufacturing quality systems or other aspects of the Products or their Manufacture reasonably necessary in order to obtain and maintain Market Authorization and Regulatory Approval of the Product or to reach the safety standards (referring to both the medical device compliance safety standards and the medical electrical safety standards, including but not limited to Medical electrical equipment—Part 1: General requirements for basic safety and essential performance) or other applicable standards in the Territory, and conduct such modification of specifications, manufacturing quality systems or other aspects of the Products outside of the Territory, provided that all the costs incurred therefrom shall be borne by the Licensee;

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(g)

conduct additional tests such as animal tests to be carried out outside of the Territory required by the Regulatory Authority in order to obtain and maintain Market Authorization and Regulatory Approval it being understood that all costs for such test shall be undertaken by Licensee, provided that Licensor shall inform Licensee in writing and in advance of the related Third Parties in charge of such activities and obtain the prior written consent of Licensee and authorize Licensee to directly communicate with such Third Party to negotiate the relevant costs;

(h)

organize engineers to participate in on-site review of the Products during the clinical trial and registration process and provide guidance to Licensee, it being understood that all costs in relation to the same (not including salaries or managerial costs for Licensor Personnel) shall be undertaken by Licensee, provided that Licensor shall inform Licensee in writing and in advance of the related costs and obtain the prior written consent of the Licensee and authorize Licensee to directly communicate with any Third Party involved to negotiate the relevant costs;

(i)

promptly upon Licensee’s request, provide Licensee with all other necessary assistance reasonably required for the purpose of regulatory activities with respect to the Products for and in the Territory, including designating specially-assigned person to discuss and make recommendations with respect to the regulatory strategies and plans regarding the Products, and to prepare and execute applicable letters of certification or authorizations that will facilitate or enable Licensee or its Designated Party to fulfill its regulatory obligations in the Territory; and

(j)

upon Licensee’s request, and subject to and as required by Applicable Laws, accord to Licensee authorization as its representative or agent in the Territory for purposes of Regulatory Approval activities.

To avoid any doubt, the salaries, labor costs, managerial costs and other costs related to the employment of engineers or other personnel designated by the Licensor in order to fulfill its obligation under this article shall be borne by the Licensor. For the avoidance of doubt, the costs to be incurred inside or outside of the Territory for the purpose of Regulatory Approval by the FDA or by other Regulatory Authorities outside of the Territory for sale outside the Territory under the OEM Manufacturing undertaken by Licensee for Licensor, or for other markets outside the Territory, shall be borne by the Licensor to the extent they exceed the costs required to meet manufacturing requirement for NMPA Approval, CE mark and compliance with GMP which are regarded as ordinary costs applicable to other products of the Licensee in these markets, and shall be subject to a separate written agreement between the Parties.

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5.3	Rights of Reference

Licensor hereby grants, at no cost, to the Licensee and sub-licensees (subject to Article 2.3) the right to use, cross-reference, file or incorporate by reference all Regulatory Materials and Required Information pertaining to the Product submitted by or on behalf of the Licensor and all Data Controlled by Licensor relevant or useful for Regulatory Approval in the Territory. Licensee and sub-licensees (subject to Article 2.3) may use such rights of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and Commercializing the Product in the Territory and otherwise performing under this Agreement, including to support any regulatory filings relating to the Product in the Territory and in interactions with any Regulatory Authority in connection with Localization or Commercialization of the Product in the Territory (collectively, the “Permitted Purposes”). In addition, Licensor hereby grants to Licensee and its Affiliates and sub-licensees (subject to Article 2.3) the right, solely for the Permitted Purposes, to use, cross-reference, file or incorporate by reference all Required Information related to the Products to the extent such Required Information is Controlled by Licensor and its Affiliates.

5.4	Adverse Event Reporting and Safety Data Exchange

(a)

Under the Importation Paradigm, the Licensor shall be the responsible party for the applicable post marketing surveillance and vigilance obligation of the Imported Products in the Territory, in all cases with assistance from Licensee, and to the extent permitted by and subject to the Applicable Law, Licensee shall act as Licensor’s authorized Person (i.e. the domestic agent of Licensor) to implement specific vigilance obligations with respect to the Imported Products in the Territory in accordance with the Applicable Law and this Agreement. For the avoidance of doubt, Licensor shall be responsible for Products’ post marketing surveillance and vigilance activities, including maintaining the global and local safety database for the Products, at Licensor’s expense, and Licensee shall be responsible for Imported Products vigilance activities as reasonably requested by Licensor, subject to Applicable Law and this Agreement, in the Territory at Licensor’s expense. Each Party shall bear its own Personnel expenses in the manner provided for in the last paragraph of Article 4.6. Licensor shall be responsible to, upon Licensee’s request, for the purpose of compliance with Applicable Law, promptly provide relevant information on Imported Product vigilance, vigilance training and risk analysis reporting, and relevant post approval development or regulatory data with respect to the Imported Product, in each case in a timely manner in accordance with the Applicable Law and requirements of Regulatory Authorities. Furthermore, Licensor will bear all costs of post-marketing surveillance for the Imported Products required by Applicable Laws in the Territory. To the extent required under and in accordance with this Agreement and Applicable Law, Licensee shall also be responsible for reporting adverse events and safety data related to the Imported Products to Licensor for inclusion in the global safety database and Licensor shall be responsible for reporting adverse events and safety data related to the Imported Products out of the Territory to Licensee for Licensee’s information upon the occurrence of such adverse events. Licensor shall be responsible for global vigilance risk management with respect to the Imported Product, and shall promptly notify Licensee in writing of any change in Imported Product safety risk characteristics, or Imported Product recall due to safety reasons, etc., and perform its due diligence as the holder of Regulatory Approval of the Imported Products. Each Party hereby agrees to comply with its respective obligations under this Agreement and to cause its Affiliates to comply with such obligations.

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For those costs arising out of adverse events and recall which are caused by or arise out of the quality of the Imported Products as supplied by Licensor, Licensor shall bear such costs incurred. For those costs arising out of adverse events and recall which are caused by the acts or omissions of Licensee, Licensee shall bear such costs incurred.

(b)

Under the Localization Paradigm, the Licensee shall be the responsible party for the applicable post marketing surveillance and vigilance obligation of the Domestic Products in the Territory. For the avoidance of doubt, Licensee shall be responsible for Products’ post marketing surveillance and vigilance activities, including maintaining local safety database for the Products, at Licensee’s expense. Licensee will bear all costs of post-marketing surveillance for the Domestic Products required by Applicable Laws in the Territory. As the holder of Regulatory Approval of the Domestic Products, Licensee shall also be responsible for reporting adverse events to Regulatory Authority and implement product recall of the Domestic Products as required by the Applicable Law. Licensee will provide data on adverse events, and safety data related information, for the Domestic Products to Licensor for inclusion in the global safety database if Licensee deems it necessary. Licensor shall be responsible for global vigilance risk management with respect to the Product and shall promptly notify Licensee in writing of any change in Product safety risk characteristics, or any Product recall due to safety reasons, etc. in and out of the Territory. Each Party hereby agrees to comply with its respective obligations under this Agreement, to cause its Affiliates and subcontractors to comply with such obligations, and to collaborate to ensure Product safety and regulatory compliance.

For those costs arising out of adverse events and recall which arise out of or relate to the Manufacturing of the Domestic Products as supplied by Licensee, Licensee shall bear such costs incurred.

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5.5	Availability for On-site Inspection

If the Regulatory Authority in the Territory (such as NMPA) requests an on-site inspection on the Regulatory Materials and Required Information Controlled by the Licensor or with respect to the manufacturing of the Imported Products, the Licensee will notify (except such requests are given to the Licensor or its designated party) Licensor in advance together with the relevant official notice from competent Regulatory Authority and Licensor shall use Commercially Reasonable Efforts to coordinate with Licensee in preparing for such official on-site inspection at Licensor’s cost and expense, including allowing Licensee to carry out a preparatory inspection, and ensuring the Regulatory Materials and Required Information be kept properly and made available to such official on-site inspection, and providing access to such officials for on-site inspection of the manufacturing of the Imported Products.

5.6	Changes to Imported Products

Licensor shall promptly inform Licensee of any plan regarding changes to Imported Products, including but not limited to place of Manufacture, suppliers, software updates, manufacturing quality system, materials, structures, specifications, technical requirements and standards, and/or any other potential changes which may have an impact on the Regulatory Approval of the Products.

For those changes that will lead to changes of items registered as part of the Regulatory Approval (attached as Exhibit I), Licensor shall not make such changes unless it has informed Licensor in writing, as soon as practicable so that Licensee can proceed with the change of registered items subject to Regulatory Approval for the Products. If any such changes are proposed by Licensor as a result of factors outside Licensor’s control (e.g., change in components due to a supplier no longer providing a component), or if improvements to a Product are proposed by Licensor, then the Parties will confer to determine the most appropriate solution to the issue. If such changes are to take place before the obtaining of Regulatory Approval of Imported Products, Licensee shall be notified no less than 18 months prior to such change (or Licensor, if feasible, may continue to provide an unchanged version of the Imported Product), and if such changes are to take place after the obtaining of Regulatory Approval of Imported Products Licensee shall be notified no less than 12 months prior to such change, subject to the same efforts by the Parties to find the best solution. The Parties will meet and confer with respect to any such changes for which it was not possible to give the afore-mentioned term of prior notice. For those changes that will not lead to changes of registered items subject to Regulatory Approval, Licensor shall inform Licensee as soon as practicable.

ARTICLE 6
COMMERCIALIZATION

6.1	Overview

Subject to the terms and conditions of this Agreement, Licensee will have the right to exclusively Commercialize the Products (including Imported Products and Domestic Products and their components) in the Field in the Territory in its own or Designated Parties’ name with full control and discretion over all aspects of the Commercialization of Products in the Field in the Territory through either online or offline sales channels in compliance with the Applicable Laws, including without limitation with respect to each Product:

(a)	developing and executing a commercial launch,

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(b)	negotiating with applicable Governmental Authorities regarding product pricing and reimbursement status in connection with the use of the Products;

(c)	marketing, advertising, promotion, tendering, bidding and hospital listing;

(d)	participating in Government Centralized Procurement activities;

(e)	booking sales, distribution and performance of related services (logistics, storage, training, etc.);

(f)	handling all aspects of order processing, invoicing and collection, inventory and receivables;

(g)	determining pricing and terms of sale of Products;

(h)	providing customer support, including handling medical queries, and performing other related functions; and

(i)	conforming its practices and procedures to Applicable Laws relating to the marketing, distribution and promotion of the Products in the Field in the Territory.

Licensee shall bear all of the costs and expenses incurred in connection with such Commercialization activities. Licensee shall develop all the promotional materials to be used in conjunction with the Commercialization of Products in the Field in the Territory in compliance with Applicable Laws, consistent with the safety and efficacy data supplied by Licensor, and Licensee shall reasonably consider Licensor’s suggestion and comments with respect to the promotional materials and shall comply with the provisions of Article 9.7 with respect to Product Marks. For avoidance of doubt, but subject to Article 9.7, Licensee has the full and sole discretion in determining the promotional materials and shall therefor bear sole liability for the content of the same.

6.2	Bidding

Licensee shall be responsible and have full decision-making power for conducting bidding activities for all Products in the Field in the Territory in its own or the Designated Parties’ name. Licensee shall reasonably consider Licensor’s comments with respect to Licensee’s or its Designated Parties’ bidding activities for all Products in the Territory. To facilitate the performance of bidding activities by Licensee in the Territory, Licensor shall provide reasonable assistance, including executing applicable letters of certification, authorization or other binding legal documents in an appropriate form as requested by Licensee.

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6.3	Licensor’s assistance

(a)

Upon reasonable request of the Licensee, Licensor shall provide, provide access to, and grant rights to use and/or reference, at no cost to the Licensee, all data, books, records, dossiers, commercial and medical information, and other necessary information specifically required for the Commercialization of the Products in the Territory and provided the same is available to or under the Control of the Licensor and within the limits of any Applicable Law. Upon Licensee’s request and subject to Article 4.2, Licensor shall prepare and execute applicable letters of certification or authorization or other applicable legal documents that will facilitate or enable Licensee or its Designated Party to Localize and Commercialize the Products in the Field in the Territory.

(b)

Upon Licensee’s reasonable request, Licensor shall fully cooperate with Licensee for marketing activities in the Territory. Licensor shall share with Licensee, at no cost, the experts' data regarding the Products and other documents as listed in Exhibit N hereof. Under the management of Licensee, Licensor shall assist Licensee to conduct certain marketing activities in the Territory, including without limitation, to participate in marketing events, to carry out conference promotions, doctor training, etc., however always subject to mutual agreement between the Parties with regard to all related practical matters and it being understood that all costs to be undertaken in relation to such cooperation and activities shall be borne by Licensee.

(c)

The Licensee shall maintain such sales and distribution Personnel and facilities as are appropriate to and sufficient for the Commercialization of the Products. The Licensee will independently hire sales teams.

(d)

To avoid any doubt, the salaries, labor costs, managerial costs and other costs of employment of engineers or other Personnel of or designated by the Licensor to fulfill its obligation under this article shall be borne by the Licensor, while Licensee will pay reasonable travel and related costs that are incurred within the Territory, and pay for pre-approved international travel costs.

6.4	Market Development and Promotion in the Territory

The Parties shall make their Commercially Reasonable Efforts to work together to maximize the benefits of Localization, registration and Commercialization activities with respect to the Product in the Territory, with the supply price stipulated in EXHIBIT C. Licensor shall provide the details of such prices as well as the supporting documentation (as requested) related to such costs to Licensee for Licensee’s review. With respect to any supply price specified herein as “at cost” or “cost plus” a margin, Licensee shall have the right, no more frequently than once each year, and subject confidentiality undertakings, to commission a mutually acceptable, reputable, third-party auditor to audit such costs and calculations in accordance with GAAP.

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Promotional sales shall be held during periods set by Applicable Laws (if any) and/or usual business practices in the PRC. The Licensee shall have the sole discretion in carrying out any promotional sales plans.

The Licensee shall, at all times during the term of this Agreement, identify itself, in all commercial documents relating to the Products, as the authorized and independent distributor, acting in its own name and for its own account for the distribution of the Products.

The Licensee shall not, in any manner (i) pledge the credit of Licensor; (ii) represent itself as an agent of Licensor for any purpose other than identifying itself as the distributor under this Agreement, except that the Licensee or its Designated Party will act as entrusted domestic agent under the Importation Paradigm as specified in Article 5.1(b); (iii) receive any money on behalf of Licensor; (iv) make any contract or commitment on behalf of Licensor; or (v) make any warranty or representation regarding the Imported Products other than such warranties or representations as are authorized by Licensor in writing or are required by any applicable law in the PRC. Licensee shall provide written copies of any representation or warranty required by Applicable Law to Licensor promptly upon such representation or warranty becoming a requirement.

In addition to medical treatment purpose, and only as a means to promote the Commercialization of the Products, the Licensee is entitled to Commercialize the Products for scientific research and development purposes in the Territory or for other special purpose otherwise permissible under PRC law and communicated to Licensor, including but not limited to the Commercialization in Hainan. Licensor shall provide all necessary assistance at the cost of Licensee for such Imported Products and make relevant mentions in the labelling to identify such Imported Products as medical devices to be used for scientific research or development purposes only.

6.5	No existing business in the Territory

The Licensor confirms that neither itself nor any of its Affiliates has any existing business regarding the Products in the Territory at time of execution of this Agreement.

6.6	Promotion of the Imported Products

Given that the form and manner of the Commercialization of the Imported Products is left entirely to the discretion of Licensee, Licensee agrees to make Commercially Reasonable Efforts to launch and maintain commercial sales of Peripheral Products in the Territory before the Domestic Products have obtained Regulatory Approval in the corresponding Territory.

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ARTICLE 7
MANUFACTURE AND SUPPLY

7.1	Supply Terms Importation Paradigm

(a)	Supply Terms Importation Paradigm.

Subject to the terms and conditions set forth in this Agreement, Licensor shall have the sole right and obligation to Manufacture and supply the Imported Products for the Territory, and shall act as the Market Authorization holder for the Imported Products and, with assistance from Licensee, comply with Applicable Laws including without limitation the Regulations on Supervision and Administration of Medical Devices (“Importation Paradigm”). Under the Importation Paradigm, Licensor shall bear liabilities under the Applicable Law in relation to the quality of the Imported Products supplied by Licensor. Licensee shall, or shall cause the Designated Party to, purchase the finished Imported Products including its Imported Products Consumables exclusively from the Licensor and the Licensor shall supply the finished Imported Products, including the Imported Products Consumables, exclusively to Licensee against fixed prices (as defined in accordance with Exhibit C, the applicable price shall be referred to as “Supply Price”). The Parties agree on a [***] lead time for any order of Imported Products within 10% of the Rolling Forecast provided by Licensee. Licensor commits to ensure a sufficient manufacturing capacity to satisfy the expected demand of the Territory (as provided by Licensee in the Rolling Forecast) with [***] lead time, and in case of any situation that might affect the supply of Imported Products, Licensor shall communicate with Licensee without delay. Licensee shall pay for each order of Imported Products as per the payment schedule of the corresponding Purchase Order, in USD by bank wire transfer to such bank account opened in Licensor’s name at a bank located in the USA as is designated in writing by Licensor (from time to time upon at least thirty (30) days’ prior written notice). Upon receiving and acceptance of Licensee’s order for Imported Products, the Licensor shall invoice 25% of the total price of the order to the Licensee. The payment term shall be thirty (30) calendar days as from the invoice issuance date, it being understood that the order will only be confirmed and the [***] lead time will only start when the payment of the invoice for 25% of the total price of the order has been received. The Licensor shall make sure that the Supply Price complies with the price requirements stipulated in this Agreement. Under Importation Paradigm and before the obtaining of Market Authorization in the Territory, Licensor shall make sure that the Supply Price (including the Imported Product, prototypes, and components, in each case limited to that which is required to be used for Regulatory Approval and Market Authorization purposes) shall be based on the actual production cost prices, with no commercial mark-up. After obtaining Market Authorization in the Territory, the Supply Price shall be based on the actual production cost prices with a fixed markup of [***]% (see Exhibit C). However, such fixed markup of [***]% will not apply to the Supply Price of those Products supplied to Licensee which are actually manufactured and supplied to Licensor by Licensee under the OEM mode. Under the business mode afore-mentioned, Licensor shall make sure that the Supply Price shall be based on the actual production cost prices, with no commercial mark-up, provided that any additional Licensor production costs with respect to such Products supplied by Licensee shall be subject to the [***]% fixed markup, and further provided that the Parties shall agree on the transfer pricing and other financial components of such import/export transactions to provide the best outcome for both Parties.

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Licensor shall compensate Licensee for all direct losses that Licensee may suffer if:

-	Licensor unilaterally increases the Supply Price other than for an increase in costs;

-

Licensor fails to supply the Imported Products at the Supply Price and in the agreed quantity (i.e., within 10% of the amounts provided by Licensee in the Rolling Forecast) of the Imported Products within [***] lead time after Licensee won a bid for Government Centralized Procurement or other public procurements.

If Licensor unilaterally increases the Supply Price for an increase in costs, it shall be subject to the following conditions:

-	Licensor shall inform Licensee at least four (4) months in advance of such increase of Supply Price;

-	Licensor shall provide supporting documents justifying such price increase to the reasonable satisfaction of Licensee; and

-	Such increase of Supply Price shall be proposed by Licensor no more than once in a calendar year.

If due to the Government Centralized Procurement, the price to be offered is significantly lowered, Licensee has the right to renegotiate the Supply Price with the Licensor, but Licensor shall not be obligated to accept a different Supply Price than that provided for in this Agreement.

(b)	Localization Paradigm.

The Parties confirm that Importation Paradigm is the transitional arrangement between the Parties and the Parties shall exercise Commercially Reasonable Efforts to achieve the Localization Paradigm according to the time schedule of Localization Paradigm set forth in Exhibit K. Under the Localization Paradigm, the Licensee or the Designated Parties (subject to Article 2.3) shall be the manufacturer of the Domestic Products. The Parties shall enter into a separate agreement governing the specific terms of such OEM Manufacture and supply arrangement.

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The Licensor shall provide Licensor Know-how, and the technical data (including but not limited to technical data of product Development, Manufacture, testing and packaging, and relevant quality management system documents, records, documentations and information) to Licensee for the purpose of Manufacturing of the Domestic Products within 2 months of execution of this Agreement. The hand-over list of Licensor Know-how and technical data is listed in Exhibit D and the listed items shall all be provided within the afore-mentioned term of two (2) months. Among such documents, Licensor shall provide Licensee with Information regarding maintenance of the Products, including without limitation the following:

-

list of spare parts used for maintenance with clarification of whether such spare parts are procured by Licensor or through third party suppliers and relevant information of such third-party suppliers. Licensor shall make sure that there are sufficient stocks of such spare parts, and share its own stock of such spare parts with Licensee.

Under the Localization Paradigm, the Licensor shall use Commercially Reasonable Efforts to perform all the necessary activities and provide all necessary assistance and resources as required by the Applicable Law and applicable Regulatory Authority to assist Licensee in procuring the Manufacturing of Domestic Products in the Territory lawfully and smoothly conducted and processed by Licensee as legally qualified for such Manufacturing in the Territory, including the technical assistance and on-site personal support for building up the production line and Manufacturing of the Domestic Products in accordance with the Licensor Know-how and applicable GMP until Licensee has obtained the Regulatory Approvals of the Domestic Products in the Territory and the First Commercial Sale of Domestic Products by Licensee in the Territory. Licensor is entitled to rely on Licensee’s good faith continuation of Commercially Reasonable Efforts to Commercialize the Imported Products during the course of the Parties’ efforts to achieve Localization.

Licensee is entitled to purchase components by itself or through its Designated Party from other qualified suppliers. If the Licensee decides to purchase components from the suppliers of Licensor, the Licensor shall communicate the name and contact person of its suppliers. In case of change of suppliers, of potential software requirements, need to improve the production system of the Domestic Products, Licensee has the right to find alternative suppliers of the components as long as the technical requirements are consistent with the technical requirements of the Domestic Products. Licensor shall agree to provide necessary support regarding the update of its software and Licensee shall have the right to have access to the source code of the software of the Licensor in order to ensure compatibility with alternative components, always subject to the requirements of Applicable Law.

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Under the Localization Paradigm, Licensee or its Designated Parties (subject to Article 2.3) shall be entitled and responsible for obtaining registration of the Domestic Product, Marketing Authorization and other Regulatory Approvals for the Manufacturing of Domestic Products in the Territory (as applicable), and its or their maintenance and re-registration, in Licensee’s or its Designated Parties’ name.

(c)	License Fee

Licensee agrees to pay License Fee’s to Licensor for Commercialization the Domestic Products. The License Fees, as well as applicable payment terms, are set out in Exhibit E.

7.2	Ordering of Imported Products

(a)	Forecast and Lead Time

(1)    Forecast and Lead Time of Imported Product

Licensee acknowledges that the average lead time for the manufacturing of the Imported Products (including Imported Products Consumables) is [***] (“Lead Time”). Licensee will provide its Rolling Forecast to Licensor no less frequently than at the end of each calendar quarter.

(2)    Spare Parts Without Forecast

The Parties acknowledge that there will not be any Rolling Forecast for the spare parts. Licensor shall share with Licensee inventory information and recommended inventory levels for the spare parts and shall inform Licensee in advance each time it orders spare parts from its suppliers so that Licensee can determine its order for spare parts needed.

(3)    Forecast and Lead Time for Prototype, Sample and Imported Products for Clinical/Non-clinical Trial and Similar Use

The Parties agree that for the supply of prototypes or samples of Imported Products, and Imported Products for clinical/non-clinical trial or study or research use during the registration process for the Imported Products, its lead time shall be 2 month. Binding forecast of samples of Imported Products, and Imported Products for clinical/non-clinical use shall be ordered by Licensee according to the bidding forecast agreed between the Parties as set forth in Exhibit M, rather than the Rolling Forecast, which shall apply to ordinary (i.e., not prototype or sample) Purchase Orders.

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Notwithstanding the above, the Parties agree that in order to speed up the registration process for the Imported Products, the first batch of prototypes and samples of Imported Products shall be supplied in accordance with the schedule attached in Exhibit K.

(b)

Contents of Purchase Orders. Licensee shall, by itself or through its Designated Parties, deliver to Licensor purchase orders (each, a “Purchase Order”) for Licensee’s demand for quantities of the Imported Products at least [***] in advance. Unless the Parties agree otherwise in writing, Purchase Orders shall not vary more than 10% from the applicable Rolling Forecast. Each Purchase Order shall be in the form mutually agreed between the Parties from time to time, and shall include (i) the specifications of type and quantities of the Imported Products, (ii) shipping instructions and destination(s), and (iii) the desired delivery date(s). In the event that any term or condition of a Purchase Order is different from, or contrary to, the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

(c)

Confirmation of Purchase Orders. The Lead Time for the Imported Products is understood to be [***] Licensor shall confirm to Licensee or its Designated Party acceptance of all Purchase Orders in writing within seven (7) Business days after receipt of such Purchase Orders, provided that the Purchase Order is in accordance with the Lead Time, Rolling Forecast and other provisions of this Agreement. Upon confirmation by Licensor and payment of 25% of the total value of the order by Licensee, the Purchase Order shall become binding on both Parties and the Lead Time shall begin to run.

7.3	Delivery of Imported Products

(a)

Delivery against Purchase Orders. Licensor shall be obliged to supply the ordered Imported Products by the delivery date as per the confirmed and accepted Purchase Order (including the Rolling Forecast requirements). The Imported Products shall be delivered in Licensor’s standard packing and as per labelling requirements reasonably instructed in advance by Licensee. All expenses related to any special labelling and packaging requirements under the Applicable Law of the Territory shall be borne by Licensee, provided that Licensor shall inform Licensee of the cost and other relevant information regarding the service party that shall handle the labelling and packaging and authorize Licensee to communicate and check with that Third Party directly regarding the costs. Prior written consent of the Licensee to such arrangements is required. Should Licensor for any reason be unable or expect that it will be unable to deliver the Imported Products as per the delivery schedule set forth in the confirmed and accepted Purchase Order, Licensor shall inform Licensee (or its Designated Party) of such delay in delivery at least fifteen (15) Business Days in advance of delivery date. In principle, Shortfall (which means the amount by which the quantity of Imported Products actually delivered to Licensee or its Designated Party pursuant to a confirmed and accepted Purchase Order agreed between the Parties is less than the quantity set out in that Purchase Order, the “Shortfall”) is not acceptable. In case any Shortfall occurs or is expected to occur in Licensor’s best judgment, for example, due to special circumstances, Licensor shall promptly notify Licensee of the details of such Shortfall, and the relevant Imported Products covered by such Purchase Order shall only be delivered upon Licensee’s written consent. In case of late delivery of the Imported Products by the Licensor, unless otherwise agreed in advance by Licensee, this will lead to application of late delivery penalty at the rate of 0.05% of the value of the delayed products per day of delay.

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(b)

Incoterms. The delivery, title transfer and risk of loss with respect to the ordered Imported Products under this Agreement are agreed to be Ex Works pursuant to Incoterms 2020 (see Exhibit C), except as otherwise agreed by Parties in writing. Each shipment shall be accompanied by the following documentation: (i) a Certificate of Analysis with respect to each batch of Imported Products contained in such shipment; (ii) a relevant Purchase Order in the form mutually agreed between the Parties; (iii) a commercial invoice; (iv) a packing list detailing the contents of the delivery; (v) an air/sea waybill evidencing the agreement for the carriage of the Imported Products which shall be provided in pro forma fashion a minimum of 1 month in advance of dispatch; (vi) product inspection/testing certificates; and (v) any other documentation as informed in advance by Licensee and agreed to by Licensor to the extent reasonably necessary for import and acceptance of the Imported Products.

(c)

Formalities. Licensee shall be responsible for and bear all related expenses for obtaining all applicable licenses, permits, and approvals necessary for transporting and importing the Imported Products ordered under this Agreement into the Territory, and Licensor shall, as reasonably required by Licensee in advance, also timely provide Licensee with the necessary documents and assistances for facilitating the process of transportation and importation of the Imported Products into the Territory.

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7.4	Inspection, Acceptance and Return of Imported Products

(a)

Inspection and Acceptance. Licensee shall, within fifteen (15) Business Days of the arrival of the Imported Products, by itself or cause its Designated Party to conduct incoming inspection and analysis of the ordered Imported Products to confirm if they conform to the specifications provided by Licensor or have any visible defects, and either accept the Imported Products or send a written notice (“Defect Notice”) to Licensor should it determines that the ordered Imported Products do not conform to the specifications or have any visible defects, along with a copy of its analysis report. (For the avoidance of doubt, Licensee shall be solely responsible for resolving any issues related to damage to Imported Products during shipping or storage.) If after inspection and analysis of such non-conforming or defective Imported Products by or for Licensor, or waiver of its right to inspect, Licensor determines that the defects or non-conformance mentioned in the Defect Notice are present (if the defect is caused by Licensor’s fault, Licensor shall accept such Defect Notice), then Licensor shall, at Licensor’s option, i) replace the non-conforming Imported Products without any charges to Licensee or its Designated Party as applicable within one (1) month from the date of acceptance of Defect Notice by Licensor or ii) reduce the invoiced amount to Licensee or its Designated Party as applicable or return or credit the amount paid by Licensee or its Designated Party for the non-conforming or defective Imported Products, and Licensor shall be obliged to correct its manufacturing process in order to avoid further defects or non-conformance of Imported Products due to the same reason, if possible, before the next delivery, and if not possible, it may delay deliver to correct such shipment, however Licensee still is entitled to claim penalty for late delivery at the rate of 0.05% of the value of the delayed products per day of delay. At Licensor’s option, it may in writing instruct Licensee or its Designated Party to destroy (at the cost of Licensor) or return (to the extent permitted by the Applicable Law) the non-conforming and/or defective Imported Products. In the event of returning non-conforming or defective Imported Products, Licensor shall reimburse relevant re-shipping charges to Licensee or its Designated Party.

The inspection and/or acceptance of the Imported Products by the Licensee does not exempt or diminish the regulatory obligations of the Licensor under this Agreement to provide the Imported Products in compliance with the terms and conditions between the Parties under this Agreement and the Quality Agreement attached as Exhibit J.

(b)

Disagreement with the Inspection Results. In the event Licensor does not accept the Defect Notice, Licensee shall submit the sample retained by itself or its Designated Party to a competent inspection institution acknowledged by applicable Regulatory Authority and agreed to by Licensor (which agreement shall not be unreasonably withheld, conditioned, or delayed), whose adjudication as to whether the Imported Products conforms to the specifications or not shall be final and binding on the Parties provided that a reasoned written report citing test results or other competent evidence supports such adjudication. The report and findings shall address and quantify the quantity or pervasiveness of the defect rate within the shipment (or non-conformance rate) or provide reasoned analysis for why such issue is not specifically addressed (such as visual confirmation of pervasive non-conformance or defects). The expenses incurred for such independent competent institution determination shall be borne by the Party against whom the findings are made. If the said institution finds the Imported Products do not conform to the specifications and/or the defects are due to Licensor’s fault, Licensor shall, at Licensee’s option, i) replace the same without any charges to Licensee or its Designated Party within one (1) month from the date of report by the institution or ii) reduce the invoiced amount to Licensee or its Designated Party or return or credit the amount paid by Licensee or its Designated Party for the non-conforming or defective Imported Products. At Licensor’s option, it may instruct Licensee or its Designated Party to destroy (at the cost of Licensor) or return (to the extent permitted by the Applicable Law) the non-conforming and/or defective Imported. In the event of returning non-conforming Imported Products, Licensor shall reimburse freight charges incurred by Licensee or its Designated Party in connection with such re-shipment.

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7.5	Quality Control

(a)	Quality Agreement

Licensor warrants to the Licensee that the Imported Products it supplies or will be supplied in compliance with Applicable Laws, Regulatory Approvals, applicable GMP, GSP, specifications, minimum remaining shelf-life requirements, quality certificate, instructions for use, labels and other documents required and agreed by Licensor and Licensee, other covenants and requirements under this Agreement and standards applicable to the Imported Products. The Manufacture of Imported Products shall comply with Applicable Law, Regulatory Approvals of the Imported Products and relevant requirements of competent Regulatory Authorities. Licensee or its Designated Affiliates and Licensor agree that they will prepare and sign a Quality Agreement to be attached as Exhibit J regarding the quality control of the Manufacture of Imported Products in order to comply with the PRC law, and such Quality Agreement will be signed after obtaining the Regulatory Approval regarding the Imported Products. However, depending on changes and updates to Applicable Laws of the Territory, the Parties may further discuss in good faith, and agree to modify the Quality Agreement so that the commercial supply and distribution of the Imported Products in the Territory is in accordance with then effective Applicable Law.

(b)	Maintenance and Retention of Records

Both Parties shall maintain detailed records with respect to the Imported Products in accordance with the Quality Agreement and Applicable Laws.

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7.6	Recall

(a)

Under Importation Paradigm in case of any recalls as required under the Applicable Laws and Regulations, the Licensor shall at its own expense, and pursuant to the consultations with Licensee, recall the Imported Products within the Territory, while Licensee shall fulfill its obligations as the designated agent of Licensor of the Imported Products in the Territory in accordance with Applicable Laws and this Agreement to carry out such recall on behalf of Licensor. If the recall is due to improper storage or handling of the Imported Products by, or other acts or omissions of, Licensee or its distributors, the recall obligations shall be performed at Licensee’s expense. In all other cases, the Licensor shall compensate the Licensee for all the costs and expenses incurred by the Licensee during the recall under Importation Paradigm, including but not limited to costs of return of the recalled Imported Product to the Licensor (if applicable), cost of refund of the supply price of the recalled Imported Product paid by Licensee, costs related to preparation and submission of recall analysis forms, implementation of the recall plan, any required recall investigation and assessment, recall completion report, etc., and compensate all damages and/or administrative penalties that Licensee may suffer due to the claim of a Third Party and/or Regulatory Authority regarding the recalled Imported Product. Licensor shall promptly provide Information to Licensee regarding the defect of the Imported Product that is the cause of such recall and assist Licensee to carry out the recall at the expense of the Licensor.

(b)

Under Localization Paradigm and in case of any circumstances of recalls as required under the Applicable Laws and Regulations, the Licensee shall at its own expense recall the Domestic Products within the Territory.

(c)

Joint Statement with respect to Recall. Following the decision to implement a Product recall, the Parties shall mutually agree on a prepared statement for use in response to any inquiries regarding such recall.

7.7	Technical Service and Maintenance

(a)	General

(1)

Under the Importation Paradigm, the Licensee is generally in charge of after sales service for the Imported Products in the Territory (“Imported Products After-sale Services”), parts incurred thereof are at its own cost, provided that (i) Licensor shall supply parts according to mutually agreed Spare Parts Price List and, (ii) the warranty period of the Imported Products shall be 12 months commencing from the earlier of when the Imported Products are first used in the field by Licensee on a portable basis or have been installed at or delivered to (in case installation is not required) the end-user after a successful installation or delivery report is issued, while the warranty period for the spare parts shall be 12 months commencing from when the spare parts have been accepted by Licensee, and (iii) for those Imported Products or spare parts which are defective upon receipt, such Imported Products or spare parts shall be returned to or replaced by the Licensor at the cost of Licensor; and (iv) upon Licensee’s reasonable request, Licensor shall provide necessary and timely technical training and support to Licensee, free of charge (exclusive of reasonable travel and related costs that are incurred within the Territory, which shall be paid by Licensee, along with any pre-approved international travel costs), with respect to Imported Products After-sale Services. The terms and conditions that shall apply during the Warranty Period are defined in Article 7.9.

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(2)

Under the Localization Paradigm, the Licensee is fully responsible for the after sales service for the Domestic Products in the Territory (“Domestic Products After-sale Services”), including parts and labour costs incurred with respect thereto, all at its own cost. If the components are supplied from suppliers of the Licensor, the Licensor should provide the Licensee with the detailed information regarding the relevant suppliers of the components and the Licensee will contact and interface with that supplier by itself. Upon Licensee’s reasonable request, Licensor shall provide necessary and timely technical training and support to Licensee, free of charge (exclusive of reasonable travel and related costs that are incurred within the Territory, which shall be paid by Licensee, along with any pre-approved international travel costs), with respect to Domestic Products After-sale Services. The terms and conditions that shall apply during the Warranty Period are defined in Article 7.9.

(b)	Licensor's Assistance

(1)    General Training Schedule

i.    Training for Imported Products

Licensor shall train Licensee on the use (including using the software incorporated in the Imported Products), testing, acceptance and installation of the Imported Products.

Licensor shall also help Licensee to establish Imported Products After-sale Services (including maintenance, issuance of certifications for such Imported Products After-sale Services capacity, etc.) system as reasonably requested by the Licensee and help to train the Personnel of Licensee to the extent that they should be able work on their own in the provision of such Imported Products After-sales Services.

Licensor shall assist Licensee to build the capability described above for the Imported Products in the Territory, which shall include the following after-sale services:

-         hotline service, including without limitation to response to customer complaints, to identify and preliminarily deal with any after-sale problems;

-         repair service, which will be handled by replacements using spare parts or having door-to-door repair service by dispatching experts for repair while spare Imported Product is provided to the customer for use during the term of repair, and then swap back after the repair.

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Licensor undertakes to assist Licensee to establish the Imported Products After-sale Services system for the Imported Products in the Territory. Licensor acknowledges that Licensee is the sole service provider of such Imported Products After-sales Services within the Territory, and that Licensee has the sole discretion regarding the service content, means and methods of providing service and charging amounts and methods based on its negotiation with end-users.

ii.    Training for Domestic Products

Licensor shall train the personnel of the Licensee on the Manufacturing process for the Domestic Products on the basis of its process for Manufacturing Imported Products. In this process, Licensee shall be solely responsible for accounting for and training for any differences between its processes and Licensor’s processes.

Licensor shall train the personnel of the Licensee on the use (including using the software incorporated in the Domestic Products as provided by Licensor before Localization), testing, acceptance and installation of the Domestic Products. Licensee shall be solely responsible for accounting for any differences between the software as provided by Licensor and the Localized software.

Licensor shall also train the Personnel of Licensee to the extent that they should be able to work on their own for all after-sales issues (including maintenance) with respect to the Domestic Products, provided that Licensor shall not be responsible for any differences between the Domestic Products and the Imported Products or the impact of such differences on the training of Licensee’s Personnel.

Licensor shall assist Licensee to build the capability described above for the Domestic Products in the Territory, which shall include the following after-sale services:

-         hotline service, including without limitation to response to customer complaints, to identify and preliminarily deal with any after-sale problems;

-         repair service which will be handled by replacement using spare parts or having door-to-door repair service by dispatching experts for repair while spare Domestic Product is provided to the customer for use during the term of repair, and then swap back after the repair.

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Licensor undertakes to assist Licensee to establish the Domestic Products After-sale Services system for the Domestic Products in the Territory. Licensor acknowledges that Licensee is the sole service provider of such Domestic Products After-sales Services within the Territory, and that Licensee has the sole discretion regarding the service content, means and methods of providing service and charging amounts and methods based on its negotiation with end-users.

For the purpose of training for Imported Products and training for Domestic Products as mentioned above, Licensor shall agree to provide training to the Licensee at the reasonable frequency and training course quarterly as requested by the Licensee.

Any travel or related costs associated with the training and assistance described above shall be paid by Licensee.

(2)    Software Upgrade Training

In case of upgrading of the software contained in the Imported Products or Domestic Products, Licensor shall provide training to the Licensee at the expense of the Licensor so that the Licensee can independently operate such software, subject to the limitation that training for Localized software will be limited in scope to the same training provided for Imported Products software (i.e., before Localization), unless the Parties otherwise agree in writing.

To avoid any doubt, the salaries, labor costs, managerial costs and other costs of employment of engineers or other Personnel of or designated by the Licensor to fullfil its obligation under this article shall be borne by the Licensor.

7.8	Training and Certification. Subject to Article 7.7(b) Licensor shall provide periodic comprehensive training and certification courses upon reasonable request by Licensee.

7.9

Warranty. Licensor warrants to the Licensee that all Imported Products supplied hereunder shall comply with quality standard as defined in Article 7.5(a) of this Agreement. For Imported Products a 12 months’ warranty from the earlier of the date when the Imported Product is first used in the field by Licensee on a portable basis or properly installed at the end user (or delivered if no installation is required) with successful installation or delivery report applies (“Warranty Period”). The Warranty shall only apply provided the Imported Product was properly installed and was used by a duly trained medical professional under normal circumstances and in accordance with Licensor’s instructions. If any of the Products sold to the Licensee do not comply with such warranty (whether by reason of defective materials, production faults or otherwise) Licensor shall, at its election, (i) replace the Imported Products in question without any charge to Licensee; or (ii) refund the prices of the Imported Products in question (if already paid). Further conditions for warranty are defined in Exhibit A.

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ARTICLE 8
FINANCIAL TERMS

8.1

Invoices. Any payment to be made by Licensee in accordance with this Agreement, shall be after receipt from Licensor of an invoice, proforma or actual, and Licensee shall pay such invoiced amount of money within the applicable timeframe.

8.2

Payment Method; Foreign Exchange. Unless otherwise mutually agreed by the Parties, all payments of Supply Price of Imported Products or License Fees due to Licensor hereunder shall be made in USD by wire transfer of immediately available funds into an account designated by Licensor within 30 days of the receipt of the invoices from the Licensor. For purposes of making Imported Products purchase price payments, the applicable supply price shall be converted by applicable rate of exchange from Chinese Yuan (RMB) to USD using the middle exchange rate published by European Central Bank on its official website (or any replacement source agreed to by the Parties which displays that rate) on the date 10 Business Days prior to the date of invoice. The payment of the License Fees shall be further subject to the agreement in Exhibit E.

8.3

Taxes and Other Charges. Unless otherwise specified herein, each of the Parties hereto shall be responsible for its own costs and expenses occurred in connection with this Agreement and the transactions contemplated hereby. All amounts of payment will exclude any tax. No Party may charge the other Party for payment of any taxes related to its net income, gross revenue, or similar taxes. Each Party shall be responsible for payment of value-added or sales taxes or the like in accordance with Applicable Law. For the avoidance of doubt, this means that Licensee shall generally be responsible for the payment of such taxes. Licensee shall also be responsible for the payment of duties, tariffs, import fees, excise fees, or any similar fees in connection with its importation, receipt, distribution, or other activities with respect to Products (including Product Consumables) and spare parts. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from or minimizing payment of taxes and any deductions or withholdings, whether pursuant to double taxation laws, tax treaties or similar regimes or circumstances. Both Parties further agree that the above provisions are agreed in accordance with the relevant Applicable Laws of the US and the PRC (Mainland China, Hong Kong, Macau and Taiwan) regarding taxes currently in force on the Effective Date. If the Applicable Laws of the US or the PRC (Mainland China, Hong Kong, Macau and Taiwan) regarding taxes change during the Term, so as to substantially affect the economic interests of either Party, both Parties will further negotiate in good faith on a fair resolution of such tax issues.

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ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1	Ownership of Data and Inventions

(a)

Licensee Data; License Grants. Licensee shall solely own the Data generated from the Commercialization, Manufacturing and the Localization of the Products conducted by Licensee or its Affiliates, sublicensees or subcontractors.

Licensee hereby grants to Licensor a perpetual, irrevocable, worldwide (exclusive of the Territory), nonexclusive, fully paid up, royalty-free license to use such Data generated from the registration and Localization of the Imported Products for any legally permissible purpose and in any legally permissible manner, in each case as related to the Imported Products or their successor products or derivatives (however excluding Domestic Products or its successor products or derivatives, which should be subject to the succeeding paragraph). The Data Controlled by Licensor related to the Imported Products from or for the purpose of clinical trials shall be included in the Licensor Know-How that is licensed to Licensee under Article 2.1 and Article 2.2, subject to the limitations of those sections.

Licensee hereby grants to Licensor a worldwide (exclusive of the Territory), nonexclusive, fully paid up, royalty-free license to use such Data generated from the registration, Localization and Manufacturing of the Domestic Products for any legally permissible purpose and in any legally permissible manner, in each case as related to the Domestic Products or their successor products or derivatives. However, such license of Data regarding Domestic Products shall cease to be effective upon the termination of this Agreement in accordance with Article 13 hereof, and Licensor shall stop using such Data regarding Domestic Products upon the termination of this Agreement.

For the purpose of clarity, commercial data for the purpose of Commercialization of Imported Products and Domestic Products, such as distributor networks, sales allocation, biddings etc. in different provinces are not included in the above Data granted to Licensor.

(b)

Licensor Inventions; Licensor License Grant.  As between the Parties, Licensor shall solely own all Inventions (including all related Intellectual Property Rights) generated, invented, discovered, developed, made or otherwise created by Licensor or its Affiliates, or subcontractors. For clarity, all Inventions Controlled by Licensor required for Licensee to exercise its rights with respect to the Products, together with any Licensor Patents covering such Inventions in relation to the Products and included in the Licensor IP, are licensed to Licensee under Article 2.1 and Article 2.2, subject to the limitations of those sections.

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(c)

Licensee Inventions. As between the Parties, Licensee shall solely own the Intellectual Property Rights for the Inventions generated by it or on its behalf in the course of Localization related to specifications of the Domestic Products and the Localization related to the adaptation of the Imported Products for the purpose of the Commercialization of the Products only and strictly for the market in the Territory.

(d)

License to Licensor. The Licensee hereby grants a license to Licensor for use outside of the Territory, under all Licensee’s Intellectual Property Rights related to Inventions, know-how or any new or modified source code generated by Licensee in the course of registration and Localization of the Imported Products (including as described above in subsection (c)). This license is an irrevocable, worldwide (exclusive of the Territory), exclusive, fully paid up, royalty-free license to make, have made, use, and commercialize (including rights to sublicense through multiple tiers) the Imported Products and other products, including those related to, derived from, or similar to the Imported Products (however excluding Domestic Products or its successor products or derivatives, which should be subject to the succeeding paragraph).

The Licensee hereby grants a license to Licensor for use outside of the Territory, under all Licensee’s Intellectual Property Rights related to Inventions, know-how or any new or modified source code generated by Licensee in the course of registration, Localization and Manufacturing of the Domestic Products (including as described above in subsection (c)). This license is an irrevocable, worldwide (exclusive of the Territory), exclusive, fully paid up, royalty-free license to make, have made, use, and commercialize (including rights to sublicense through multiple tiers) the Domestic Products and other products, including those related to, derived from, or similar to the Domestic Products. However, such license of Intellectual Property Rights regarding Domestic Products shall cease to be effective upon the termination of this Agreement in accordance with Article 13 hereof, and Licensor shall stop using such Intellectual Property Rights regarding Domestic Products upon the termination of this Agreement.

(e)

New Licensor Patents. In the event Licensor or any of its Affiliates, or subcontractors, including their employees, agents and independent contractors, makes an Invention relating to the Products and Licensor files any new Licensor Patents in the Territory covering such Inventions relating to the Products, Licensor shall promptly disclose free of charge such Invention and such filed Licensor Patents in writing to Licensee provided that Licensee shall keep confidential such disclosed Invention and Licensee shall be entitled to use such new Licensor Patents only in the Territory and only regarding the Products in the Field. Such disclosure shall include all invention disclosures and other similar documents submitted to Licensor or its Affiliates, or subcontractors, or by their employees, agents or independent contractors describing any such Invention.

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9.2	Update of Inventions and Licensor Know-how

Licensor may update and improve its Inventions and Licensor Know-how related to the Products on a regular basis, and shall provide such updates of Inventions and Licensor Know-how to Licensee on a quarterly basis provided that such updates or improvements have been put into service on Products on the US market, and grant such updated Inventions and Licensor Know-how to Licensee so as to make sure that Licensee has access to the most updated Inventions and Licensor Know-how related to the Product in the Territory, always subject to the limitations of Articles 2.1 and 2.2. Licensee shall not be required to pay any additional License Fee related to such updated Invention or Licensor Know-how. Licensee shall keep confidential such disclosed updates and improvements of Licensor Inventions and Licensor Know-how provided to it. Licensee agrees that none of the information provided in application of the present Article 9.2 may be used by Licensee for a Licensee Invention, nor for any application for a Licensee Patent with regard to the Products as long as such information does not fall into the public domain and is not known by Licensee prior to the execution of this Agreement or is obtained or developed by Licensee itself, as demonstrated by contemporaneous written evidence.

9.3

Patent License Filing and Technology Import Registration. Both Parties agree that promptly after the conclusion of this Agreement, the license of Licensor Patents under this Agreement shall complete filing formalities in accordance with the Circular on the Measures for the Filing of Patent Exploitation License Contracts, the license of Product Marks as listed in Exhibit G shall complete filing formalities in accordance with the Measures for Record-filing of Trademark License Contracts, and the license of Licensor IP and Licensor Know-how shall complete technology import registration formalities in accordance with the Measures for the Administration of Registration of the Contracts for Import or export of Technologies at competent Governmental Authorities. This formality can be taken in the form of template contracts or summarized version instead of whole agreement for the purpose of confidentiality, if possible.

9.4	Patent Prosecution

(a)

Licensee Invention Patents. Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain patents for Licensee Inventions in the Territory, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto. If Licensee fails to timely exercise such right, Licensor shall be permitted, but shall not have the obligation, to exercise such right on Licensee’s behalf.

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(b)

Licensor Patents. Licensor shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain Licensor Patents outside the Territory. Licensor shall be responsible for preparation, filing, prosecution, and maintenance of Licensor Patents which are necessary for Commercialization of the Products in the Territory during the Term of this Agreement. During the Term, Licensee shall cooperate, at Licensor’s cost, in connection with the prosecution of any patent applications included within such Licensor Patents, including without limitation, periodically providing assistance and advice to Licensor regarding the status of applications, and all material steps and developments with regard to the preparation, filing, prosecution and maintenance of the Licensor Patents in the Territory.

(c)

Collaboration.  Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided in this Article 9.4, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.5	Patent Enforcement

(a)

Notification Regarding Licensor Patents. If Licensee becomes aware of any existing or threatened infringement of any Licensor Patent in the Territory (“Infringement”), it shall promptly notify Licensor in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.

(b)

Licensor Patents Enforcement Rights. Each Party shall share with the other Party all Information available to it regarding each alleged Infringement. Licensor shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Infringement (including as part of any enforcement action against infringement of any Licensor Patent globally), at Licensor’s cost and expense and subject to Licensor’s control.

(c)

Licensee Invention Patents. As between the Parties, Licensee shall have the first right, but not the obligation, to attempt to resolve any Third Party activity that infringes or threatens to infringe an Licensee Invention Patent, including the filing of an infringement suit to enforce the Licensee Invention Patent, at its own expense using counsel of its own choice.

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9.6	Third Party Infringement Claims

(a)

Third Party IP Action. During the Term, each Party shall promptly notify the other Party in writing upon becoming aware of any allegation by a Third Party that the Localization, Manufacture or Commercialization of any Products in the Field in the Territory infringes or misappropriates or may infringe or misappropriate the intellectual property rights (for the purpose of this Article 9.6 the such intellectual property rights include patents, inventions, trademarks, copyrights, domain names, databases, data, know-how, trade secrets and confidential information, and all other intellectual or industrial property and other proprietary rights) of such Third Party in the Territory (a “Third Party IP Action”). To the maximum extent permitted under Applicable Law, Licensor shall defend the Third Party IP Action, and unless otherwise agreed in writing by the Parties, Licensor shall have control of the defense of any such Third Party IP Action by counsel of its own choice; provided, however, that Licensor may not settle or compromise any Third Party IP Action, or knowingly take any other action in the course thereof, in a manner that materially adversely affects Licensee’s rights or interests, without the written consent of Licensee (such consent not to be unreasonably withheld, conditioned or delayed). Licensor shall keep the Licensee reasonably informed of all material developments in connection with any Third Party IP Action. This Article 9.6 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights. Licensor shall hold Licensee harmless from any damage that may be caused by Licensee due to the Third Party IP Action and indemnify Licensee of any losses that it may suffer due to the Third Party IP Action for the Localization, Manufacture or Commercialization of any Products by using the Licensor IP, so long as such use is within the scope permitted by the licenses granted by Licensor to Licensee hereunder.

9.7	Trademarks.

(a)	Product Mark

(1)

Licensor hereby grants, and Licensee hereby accepts, an exclusive and royalty-free license to use the Product Mark(s) solely for the purpose of Localization, registration, Manufacture and Commercialization of Products in the Territory.

(2)

Under Importation Paradigm, the Licensee shall use the Product Mark(s) upon or in relation to or in connection with the Imported Products and in accordance with the directions and specifications given by Licensor from time to time. Licensee is also entitled to use Licensee’s Product Mark(s) for Commercialization of the Imported Products in case of specific requirements of clients, as for example with respect to the need for translation into Chinese for certain clients and/or the Licensee will make reasonable efforts to allow for dual marking. Licensee is also entitled to use dual brands for the Commercialization of the Imported Products, while dual brands include both the brands of Avinger and Zylox-Tonbridge. In the afore-mentioned cases, Licensor agrees to change its instruction for use and labels to comply with the requirements of the Licensee it being understood that all costs relating to the same shall be borne by Licensee.

(3)

Under Localization Paradigm, Licensee shall be entitled to register and maintain in its own or Designated Parties’ name the applicable Licensee’s Product Mark(s) for Commercialization of the Domestic Products in the Territory, and shall be entitled to determine whether to use the Product Mark(s) of the Licensor upon or in relation to or in connection with the Domestic Product and in accordance with the directions and specifications given by Licensor from time to time. If the Licensee decides to use the Product Mark(s) of the Licensor upon or in relation to or in connection with the Domestic Product, it shall be entitled to grant such use of Product Mark(s) to its entrusted manufacturer (if any) for the sole purpose of Manufacturing the Domestic Products.

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(4)

Licensee hereby covenants and undertakes that, during the Term and thereafter, (i) it shall not directly or indirectly use the Product Mark(s) in any manner whatsoever which may jeopardize the significance, distinctiveness or validity of the said Product Mark(s) and shall use the said Product Mark(s) in accordance with the terms of the Agreement; (ii) without prior written consent of Licensor, it shall not register or caused to be registered or use or permit the use of any mark or any combined mark or its Chinese transliteration which are identical or similar to the Product Mark(s) whether in relation to goods in the same class or in any other class.

(5)

Licensee shall, and shall require that its Affiliates will, use the Product Marks solely in connection with the Localization and Commercialization of Products in the Field in the Territory. Licensor shall maintain the validity of the Product Marks registered or to be registered by Licensor in the Territory.

(6)

Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Marks in the Territory and shall cooperate in good faith fully with the other Party with respect to any enforcement action or defense taken in connection with the same.

The Licensor shall have the sole right but not the obligation to manage and control the enforcement action or defense for any actual or threatened infringement of the Product Marks while the Licensee has the right to fully participate in any such action or proceeding and to retain its own counsel, at its own expense. In case the Licensor chooses not to manage and control the enforcement action or defense for any actual or threatened infringement of the Product Marks, the Licensee is entitled to take the initiative to carry out such enforcement action or defense on its own at its own expense and all the relevant damages shall belong to Licensee and the Licensor shall provide all support reasonably necessary for the Licensee at its request. However, if the Product Marks infringe the trademark of any third party in the Territory, Licensor shall manage and control the defense at the Licensor’s own costs and the Licensee has the right to fully participate in any such action or proceeding at its own expenses. All goodwill and other value related to the Product Marks shall be the sole property of Licensor.

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ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1	Mutual Representations and Warranties

Each Party hereby represents and warrants to the other Party as follows as of the Effective Date:

(a)	Corporate Existence. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)

Corporate Power, Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally.

10.2	Additional Representations and Warranties of Licensor

Except as would not have a material adverse effect on the rights or interests of Licensee under this Agreement, Licensor hereby represents and warrants to Licensee as follows as of the Effective Date:

(a)	Sole Ownership; Encumbrances. It is the sole owner of, or otherwise has the right to grant the licenses granted to Licensee hereunder of, the Licensor IP existing as of the Effective Date.

(b)

No Conflicting Agreements. Neither it nor, to its knowledge, any of its Affiliates has entered into any agreement or any other transaction with any Third Party or Affiliate that conflicts with Licensor’s undertakings under this Agreement or granted any right, interest or claim in or to, any Licensor IP that would conflict with the licenses to Licensee as purported to be granted pursuant to this Agreement.

(c)

No Assignment. Other than security interests granted to the lenders under the Company’s Term Loan Agreement dated as of September 22, 2015, as amended, no matter whether or not such security interests granted to the lenders have been already subject to any pledge or mortgage registration with the China National Intellectual Property Administration or other competent authorities in the Territory in charge of pledge or mortgage registration of Licensor IP, it has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensor IP existing as of the Effective Date in the Territory. The Parties acknowledge that the lenders and Licensee will contemporaneously with the execution of this Agreement enter into a “Non-Disturbance Agreement” to the satisfaction and sole benefits of the Licensee by which the lenders or any of their successors or other parties who are or will become directly or indirectly the beneficiary owner of the security interests described in this Section 10.2(c) or who are or will become directly or indirectly the beneficiary owner or the owner of the Licensor IP will ensure that Licensee’s rights under this Agreement are not curtailed by any foreclosure on the security interests described in this Section 10.2(c).

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(d)

Notice of Infringement or Misappropriation.  Neither it nor, to its knowledge, any of its Affiliates has received any written notice from any Third Party asserting or alleging that the Localization, Manufacture, Commercialization or other Business related to the Imported Products or the practice of the Licensor IP in the Field in the Territory or in any other relevant jurisdiction, in connection with the Commercialization of the Imported Products, or the Domestic Products as they are anticipated to be Manufactured and Commercialized, would infringe, misappropriate or otherwise violate any intellectual property rights owned or controlled by a Third Party.

(e)

Compliance with Law.  Licensor and its Affiliates, and its subcontractors, and their respective consultants and agents, have conducted all research and development of the Imported Products for its registration in the Territory prior to the Effective Date in compliance with all Applicable Laws, including GCP as applicable. The development and manufacturing of the Imported Products by Licensor and/or its Affiliates or subcontractors comply with the Applicable Law at the place of the development and manufacturing of the Imported Products. And the Licensor IP as licensed to the Licensee hereunder constitutes all of the Intellectual Property used or held for use in the Business and is sufficient for the Licensee to, exclusive of applicable Regulatory Approvals, conduct the Business after the execution of Agreement in or for the Territory. Licensor shall inform Licensee in advance of any change of the Applicable Law at the place of manufacturing of the Imported Products which may be related to or have impact on the Regulatory Approval of the Imported Products in the Territory.

(f)

No Proceeding.  There is no pending, and, to its knowledge, no threatened, investigation, inquiry, action, suit or proceeding against Licensor or its Affiliates in the Territory involving the Imported Products or relating to the transactions contemplated by this Agreement.

10.3	Additional Representations and Warranties of Licensee

Except as would not have a material adverse effect on the rights or interests of Licensor under this Agreement, Licensee hereby represents and warrants to Licensor as follows as of the Effective Date:

(a)

No Conflicting Agreements.  Neither it nor, to its knowledge, any of its Affiliates has entered into any agreement or any other transaction with any Third Party or Affiliate that conflicts with its undertakings under this Agreement.

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(b)

No Suits or Proceedings. There are no suits, claims, or proceedings pending, or, to its knowledge, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which to its knowledge would have a material adverse effect on its ability to perform its obligations under this Agreement.

(c)

Requisite Approvals and Expertise. It has, and will at all times throughout the Term have, the requisite approvals, permits, licenses, expertise, resources, experience and skill reasonably required to perform its obligations hereunder.

10.4	No Other Representations or Warranties

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

10.5	Other Covenants

(a)

Regulatory Compliance. Licensee shall comply with all Applicable Laws in the Territory, including without limitation those in relation to hygiene, safety, packaging, transportation, storage, sale, labeling, advertising, promotion, vigilance, recall, adverse event reporting of the Product, and protection of the environment.

(b)

Data Protection. All data which may be obtained by Licensee shall be collected according to the Applicable Laws of the Territory, and the collection, storage and transmission of such data shall comply with the Applicable Laws of the Territory including without limitation those regarding data safety, health data protection, personal information protection.

(c)

Anti-corruption Compliance. Licensee and its Affiliates and Designated Parties, including their directors, officers, employees, agents, agree to comply with all Applicable Laws with respect to anti-corruption in the Territory.

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ARTICLE 11
INDEMNIFICATION

11.1	Indemnification by Licensor

Without prejudice to other rights of the Licensee under this Agreement, Licensor shall defend, indemnify, and hold Licensee and its Affiliates and their respective officers, directors, employees, and agents (the “Licensee Indemnitees”) harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or occurring as a result of or in connection with (a) the breach by Licensor or its Affiliates, or where applicable, its or their respective representatives of any representations, warranties, undertakings or obligations pursuant to or under this Agreement, or (b)  the willful misconduct, gross negligence or violations of Applicable Laws of Licensor, its Affiliates, or the officers, directors, employees, or agents of Licensor or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that those Losses arise from, are based on, or result from any activity or occurrence for which Licensee is obligated to indemnify the Licensor Indemnitees under Article 11.2.

11.2	Indemnification by Licensee

Without prejudice to other rights of the Licensor under this Agreement, Licensee shall defend, indemnify, and hold Licensor and its Affiliates and their respective officers, directors, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all Losses arising out of or occurring as a result of or in connection with (a) the breach of any of Licensee’s or its Affiliates’ or Designated Party’s, or where applicable, its or their respective representatives of any representations, warranties, undertakings or obligations under this Agreement, or (b) the willful misconduct, gross negligence or violations of Applicable Laws of Licensee, its Affiliates or Designated Party, or the officers, directors, employees, or agents of Licensee or its Affiliates or Designated Party. The foregoing indemnity obligation shall not apply to the extent that the Losses arise from, are based on, or result from any activity or occurrence for which Licensor is obligated to indemnify the Licensee Indemnitees under Article 11.1.

11.3	Indemnification Procedures

The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Losses. The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and, to the extent any indemnification claims are arising from or occurring as a result of, or in connection with any and all suits, investigations, claims or demands of a Person other than a Party (collectively, “Third Party Claims”), in respect of such Third Party Claims, and shall offer control of the defense of such Third Party Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money, in which case consent is not required. The Indemnified Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party, and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Third Party Claim settled or compromised without the Indemnifying Party’s consent.

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11.4	Product Liability

Each Party shall promptly notify the other Party of any Third Party Claim for Product Liability about which it becomes aware, and each Party shall discuss in good faith who should have exclusive control over the defense thereof and which Party shall have the right to select counsel; provided, however, that the Party that does not have exclusive control of the defense shall have the right to fully participate in any such action or proceeding and to retain its own counsel, at its own expense.

ARTICLE 12
CONFIDENTIALITY

12.1	Confidentiality

Each Party agrees that, during the Term and for a period of sixty (60) months thereafter (or, with respect to Licensor Know-How and Licensee Information that constitutes a trade secret under Applicable Laws, for so long as such Licensor Know-How or Licensee Information continues to constitute a trade secret under Applicable Laws), it shall keep strictly confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)	was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)

was disclosed to the receiving Party or its Affiliate by a Third Party who had a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

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(e)

was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2	Authorized Disclosure

Notwithstanding the obligations set forth in Article 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)

such disclosure is reasonably necessary (i) for the filing or prosecuting Patent rights as contemplated by this Agreement subject to written prior approval the other Party which shall not be unreasonably withheld; (ii) to comply with the requirements of Regulatory Authorities or Applicable Laws with respect to obtaining and maintaining Regulatory Approval of the Products; or (iii) for the prosecuting or defending litigation as contemplated by this Agreement; in all such cases, reasonable efforts shall be made to limit any further disclosure beyond that directly required under subsections (i)-(iii).

(b)

such disclosure is reasonably necessary to its Affiliates, employees, agents, consultants, contractors, and actual and potential licensees or sublicensees (but, in the case of disclosures by Licensee, subject to Article 12.3) on a need-to-know basis for the purpose of performing its obligations or exercising its rights under this Agreement including, with respect to Licensor, for the purpose of development, Localization, Manufacture, Commercialization or other exploitation of the Products outside the Territory during the Term and worldwide after termination of this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)

such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall first obtain a prior written consent for the disclosure from the other Party and inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential; or

(d)

such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court or arbitration tribunal orders, administrative subpoenas or orders.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Article 12.2 (a) or 12.2 (d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

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12.3	Publicity

(a)	The Parties agree that the terms of this Agreement apply to the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Article 12.3.

(b)

If either Party desires to make a public disclosure concerning the terms or fact of signature of this Agreement, such Party shall give prior advance written notice of at least three (3) Business Day of the proposed text of such disclosure to the other Party for its prior review (except as otherwise provided herein). A Party commenting on such a proposed disclosure shall provide its comments, if any, within three (3) Business Days after receiving the proposed disclosure for review. In addition, where required by Applicable Laws, including regulations promulgated by applicable security exchanges, such Party shall have the right to make a press release or other public disclosure regarding the achievements of Regulatory Approval, including product pricing and reimbursement, in the Territory as applicable and as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but such other Party’s approval shall not be required. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Article 12.3.

(c)

The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under Applicable Laws a copy of this Agreement with the applicable stock exchange or other Governmental Authorities. Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

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12.4	Equitable Relief

Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party without the filing of any bond or security with court under Applicable Laws.

ARTICLE 13
TERM AND TERMINATION

13.1	Term

This Agreement shall commence on the Effective Date and shall continue in force and effect for twenty (20) years (the “Initial Term”) and shall be further automatically extended for additional twenty (20) years provided the operation term of Licensee shall have been extended before that date and unless terminated earlier by mutual written agreement of the Parties or pursuant to Articles 13.2, 13.3, 13.4, 13.5 or 15.2 of this Agreement (all such additional terms extended, together with the Initial Term, the “Term”). Accordingly, the Licensee shall be responsible for extending its current business term which is to expire on November 4th 2032.

13.2	Termination Breach

Neither Party is entitled to terminate this Agreement unless otherwise stipulated in this Agreement.

(a)

Despite the above, a Party (the “Non-Breaching Party”) shall have the right to claim against the other Party (the “Breaching Party”) for all losses of the Non-Breaching Party arising out of or in connection to the act of breach of contract by the Breaching Party, without prejudice to any other rights stipulated under this Agreement. The right to terminate under this Article 13.2 arises only for uncured material breach, as follows.

For more clarity, the material breach of obligations includes especially:

-	on the part of Licensee:

(1)

its material breach of (i) the Products purchase payment obligation provided for in this Agreement, (ii) the limitations on its rights under Article 2.1 and/or 2.4, (iii) its obligations under Article 2.3, (iv) its regulatory obligations under Articles 5 and 7, or (v) its obligations under Articles 11 and 12;

If any of the above breaches by Licensee are not cured to Licensor’s reasonable satisfaction within six months, Licensor shall have the right but not the obligation, to terminate this Agreement unilaterally.

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-	on the part of the Licensor:

(1)	failure to comply with obligations of granting exclusive rights to Licensee under Article 2.1 and Article 2.2 hereof.

(2)

failure to supply the Imported Products within the [***] lead time, such that Licensor has still failed to supply the Imported Products within another three (3) months grace period, provided that Licensee has placed Purchase Order(s) in accordance with this Agreement (for example, within the Lead Time and Rolling Forecast limits) and there is no act of Material Breach by Licensee as defined Article 13.2 hereof.

(3)

material failure to comply with transfer obligations under Article 5.2 (b), 5.2 (c) or 5.2 (j) hereof, especially failure to provide Licensor Know-how, and the technical data set forth in Exhibit D to the Licensee for the Manufacturing of the Domestic Products within 2 months of execution of this Agreement.

(4)	material failure to provide technical support under the agreed terms and conditions which causes Licensee to be unable to manufacture the Domestic Products.

(5)	violation of Article 13.5(a) hereof that causes material harm to Licensee that cannot be remedied by damages.

(c)	If the above breach of the Licensor described in paragraphs (1)-(4) of this Article 13.2 cannot be remedied within six months,

1)

In case such breach occurs before the obtaining the Regulatory Approvals of Domestic Products, Licensor shall reimburse all documented, out-of-pocket costs actually paid to a Third Party (i.e., excluding any Licensee Affiliates) incurred by the Licensee related to the registration of the Imported Products and all costs incurred by the Licensee related to the registration of the Domestic Products in the Territory;

2)	the Licensor shall pay damages equivalent to demonstrated lost profits from loss of sales of the Imported and/or Domestic Products in the Territory, if any, during such period; and

3)

Licensor agrees that all licenses granted under Licensor’s Intellectual Property Rights, including Licensor IP, Licensor Inventions, Licensor Know-How, Licensor Patents licensed to Licensee under this Agreement within the Territory shall become perpetual, irrevocable, and fully paid up without need to pay any further consideration or price or License Fee, so that Licensee can continue to develop, register, Manufacture and Commercialize the Domestic Products in the Territory;

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4)

Licensee shall have the right but not the obligation, to terminate this Agreement unilaterally; but the license rights set forth in the paragraph immediately above shall not be operative unless the Licensee elects to terminate this Agreement or as otherwise stipulated in the above paragraph.

13.3	Termination for Insolvency

Any Party may terminate this Agreement effective immediately by written notice to the other Party if the other Party is subject to an Insolvency Event.

Despite the above, in case of an Insolvency Event of the Licensor described in Article 1.26 that is not resolved as provided for in that Article, Licensor agrees that, to the extent permitted by law, including without limitation, section 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”), Licensee shall have the right to continue to use those licensed Licensor’s Intellectual Property Rights under this Agreement, including Licensor IP, Licensor Inventions, Licensor Know-How, Licensor Patents licensed to Licensee under this Agreement, and such licenses shall become perpetual, irrevocable, and fully paid up, so that Licensee can continue to develop, register, Manufacture and Commercialize the Domestic Products in the Territory. Furthermore, to the extent any Licensor IP is sold during the course of an Insolvency Event, whether pursuant to Section 363 of the Bankruptcy Code or otherwise, Licensee does not consent to such sale being free and clear of its licenses, and Licensee’s rights to use the Licensor IP shall remain in place.

13.4	Change of Control

Despite the above, each Party agrees that a Change of Control does not lead to the termination of this Agreement.

The Licensor shall make sure that the Change of Control event shall not affect the Localization, registration, importation and Commercialization of the Imported Products and the Localization, registration, Manufacturing and Commercialization of the Domestic Products in the Territory by the Licensee and that all the terms and conditions under this Agreement and relevant agreements shall remain unchanged after the Change of Control event. Especially that, Change of Control events shall not lead to the effect that any local Chinese competitor of Licensee in the field of vascular intervention becomes directly or indirectly a shareholder or actual controller of Licensor. The Parties understand that such restriction does not apply to cases where any multinational company headquartered outside the Territory becomes directly or indirectly a shareholder or actual controller of Licensor.

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13.5	Fundamental Change Event

(a)	Licensor undertakes that:

-

until the earlier of the date the Licensee has obtained the Market Authorization for Imported Products or November 30, 2026, Licensor shall maintain its current manufacturing site and shall not make changes to the manufacturing site, Licensor shall not sell or dispose of the assets or facilities related to the manufacturing of the Imported Products to a Third Party, or change its subcontractors related to the manufacturing of the Imported Products, change place of manufacturing or manufacturing lines or manufacturing quality system of the Imported Products or change any other items as mentioned on Exhibit I (except with respect to any of the foregoing, (i) as required by a regulator or to address any failure that might be of significance to a regulator, or (ii) if parts or components become unavailable for reasons outside Licensor’s control), nor shall Licensor transfer or dispose of any of the Licensor IP, based on which the Regulatory Approval of the Imported Products has been applied for;

-

until the earlier of the date the Licensee has obtained the Market Authorization of the Domestic Products and has initiated First Commercial Sale of Domestic Products or November 30, 2026 (“Lock-up Term”), unless a prior written consent is given by Licensee to Licensor after a 6 months prior notice is sent to Licensee, Licensor shall not sell or dispose of, to a Third Party, its assets or facilities related to the manufacturing of the Imported Products, or change its subcontractors related to the manufacturing of the Imported Products, change place of manufacturing or manufacturing lines or manufacturing quality system of the Imported Products, or change any other items as mentioned on the Exhibit I (except with respect to any of the foregoing, (i) as required by a regulator or to address any failure that might be of significance to a regulator, or (ii) if parts or components become unavailable for reasons outside Licensor’s control), nor shall Licensor transfer or dispose of any of the Licensor IP, based on which the Regulatory Approval of the Imported Products or Domestic Products is applied (“Fundamental Change Event”).

(b)

After the Lock-up Term, if Licensor intends to sell its assets or facilities related to the manufacturing of the Imported Products, Licensor shall give an 60 days’ prior written notice to Licensee, and Licensee shall have the first right to make an offer to purchase the said assets. If the Licensee determines not to follow through with the purchase after giving a formal notice of an offer to the Licensor, or if the Licensee does not make an offer to the Licensor, Licensor may sell the assets to a Third Party of its choosing. The Licensor shall make best efforts to ensure that the party which acquires such assets continues to perform all the obligations of the Licensor under this Agreement so that the rights and obligations of the Licensee remain unaffected.

In case of violation of this Article 13.5 by the Licensor, the Licensor shall reimburse all documented, out-of-pocket costs actually paid to a Third Party (i.e., excluding any Licensee Affiliates) by the Licensee related to the application and obtaining of the Regulatory Approval and Market Authorization of the Imported Products in the Territory.

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13.6	Effects of Termination

13.6.1

General Effects of Termination. Upon the termination of this Agreement in its entirety or, if applicable, on a Product-by-Product basis, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination), without prejudice to the rights of Licensee under Article 13.2 and Article 13.3:

(a)

Licenses. On the effective date of termination, all licenses and other rights granted by Licensor to Licensee under this Agreement (or with respect to the terminated Product(s), as applicable) shall terminate. Upon termination of this Agreement in its entirety, all licenses and other rights granted by Licensor to Licensee under this Agreement terminate as provided in the preceding sentence, except rights under Articles 13.2 and 13.3.

(b)

Inventory; Wholesalers. Upon termination of this Agreement, Licensee will have the continued right to sell such terminated Products in its inventory after the date of termination until such inventory has been cleared but for a maximum period of 1 year; provided, however, that Licensee’s obligations under this Agreement with respect to all such Products that Licensee sells shall continue in full force and effect. However, if such termination is made by Licensee due to the fact that the Imported Products do not comply with the Regulatory Approvals due to Licensor’s fault, Licensee has the right to return all the said unsold stocks to Licensor and Licensor shall pay the supply price paid by the Licensee.

(c)

Product Mark. If this Agreement is terminated in its entirety, then on the effective date of termination, Licensee and its Affiliates shall no longer have any right to use the Product Marks in the Territory except for the sale of the inventory in the Territory.

(d)

Survival. Notwithstanding anything to the contrary, the following provisions shall survive any termination of this Agreement as described in this Article 13, Article 10, Article 11, Article 12, Article 13.6, Article 13.7, Article 14, Article 15.3, and Article 15.9.

(e)

Rights due to Articles 13.2 and 13.3: For the purpose of clarify, the termination of this Agreement does not affect any rights that may be obtained by Licensee in case of termination due to Article 13.2 or Article 13.3, under which Licensee may have the full right to continue to Localize, register, Manufacture, Commercialize the Products in the Territory.

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13.7	Accrued Rights and Obligations

Termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement or other agreements between the Parties that have accrued prior to the date of termination. Liabilities under this Agreement shall not affect liabilities of the Parties under other agreements between the Parties regarding the event triggering such liabilities.

13.8	Termination Not Sole Remedy

Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as otherwise agreed upon and set forth herein.

ARTICLE 14
DISPUTE RESOLUTION

14.1	Dispute

The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, if a dispute arises under this Agreement, including any alleged breach of this Agreement or any issue relating to the due execution, interpretation, validity, performance or application of this Agreement (“Dispute”), and the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute the Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. If the negotiations by the Executive Officers fail to achieve a mutually acceptable resolution, the Dispute shall be submitted to the Singapore International Arbitration Center (“SIAC”) for arbitration in accordance with its arbitration rules then in force at the time of application. The place of arbitration shall be Singapore. The number of arbitrators shall be three (3).

14.2	Arbitration

(a)

Promptly following receipt of the demand for arbitration (“Demand”), the Parties shall each appoint one (1) arbitrator within 30 days of receipt of the Demand. The third arbitrator, who shall act as the presiding arbitrator, shall be appointed by the above two arbitrators within 15 days of when they are appointed. If such third arbitrator or any of the above two arbitrators fails to be appointed with the above deadline, the said arbitrator shall be appointed by the chairman of SIAC. The arbitrators shall have experience with respect to the matter(s) to be arbitrated. The arbitrators shall apply the governing law set forth in Article 14.5. The Parties shall instruct the arbitrators to: (i) conclude the arbitration as soon as practicable (and in any event within six (6) months after selection of the arbitrators), and (ii) deliver a written, reasoned opinion stating the arbitrators’ decision within thirty (30) days after the arbitration hearing is concluded.

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(b)

Each Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided however, if the arbitrators specifically determine that one Party prevailed clearly and substantially over the other Party, then the arbitrators may require the non-prevailing Party to pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs.

(c)

Either Party may apply to the arbitrators for, or may seek from any court having jurisdiction, interim injunctive or provisional relief as necessary to protect the rights or property of such Party until the arbitration award is rendered or the controversy is otherwise resolved. Judgment upon the award rendered by the arbitrators shall be binding, final and non-appealable (absent manifest error) and may be entered and enforced in any court having jurisdiction thereof.

14.3	Injunctive Relief

Notwithstanding anything to the contrary in this Article 14, either Party may apply to any court having jurisdiction for interim injunctive relief (including a temporary restraining order or preliminary injunction) to protect a Party’s interests or preserve the status quo during the pendency of a dispute between the Parties.

14.4	Intellectual Property Disputes

Notwithstanding Article 14.2, in the event that a Dispute arises with respect to the validity, scope, enforceability or ownership of any Patent or other Intellectual Property Rights, and such Dispute is not resolved in accordance with Article 14.1, such Dispute shall not be submitted to an arbitration proceeding in accordance with Article 14.2, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

14.5	Governing Law

This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of Hong Kong without giving effect to any choice of law principles that would require the application of the Laws of a different state.

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ARTICLE 15
MISCELLANEOUS

15.1	Entire Agreement; Amendment

This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof (excluding the subject matter of all separate agreements referred to specifically herein) and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof; provided, that all information shared by the Parties or their Affiliates pursuant to the Confidentiality Agreement shall be deemed Confidential Information under this Agreement, and the use and disclosure thereof shall be governed by Article 12 hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement or in the agreements specifically referenced herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2	Force Majeure

Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, including but not limited to a war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, and destruction of production facilities, equipment or materials by fire, earthquake, storm or like catastrophe. If a force majeure condition persists for more than ninety (90) days, the Party not claiming relief under this force majeure provision shall be entitled to terminate this Agreement upon written notice. Force majeure shall not apply to payment obligations under this Agreement unless it is substantially unfair to continue performance due to the effect of force majeure.

15.3	Notices

Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Article 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested. Non-notice copies may be sent by email.

If to Licensor: Avinger

Attention: Jeffrey M. Soinski

Email: [***]

Address: 400 Chesapeake Dr., Redwood City, CA 94063, USA

With copies to (which shall not constitute notice):

Attention: Nabeel Subainati

Email: [***]

Attention: David Marx

Email: v[***]

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To Licensee: Zylox-Tonbridge Medical Technology Co., Ltd.

Attention: Jonathon Zhong Zhao

Email: [***]

Address: 270 Shuyun Road, Yuhang District, Hangzhou, Zhejiang Province, China

With copies to (which shall not constitute notice):

Attention: Alan Yuan; Karl Yu

Email: [***]; [***]

15.4	Assignment

Licensee shall notify Licensor of its intention to assign or transfer this Agreement or any rights or obligations hereunder if it considers that such assignment will be conducive to the Business with respect to the Products in or for the Territory, Licensor shall have a right to provide Licensee with reasonable advice for reference. Without the written consent of the Licensor (which shall not be unreasonably withheld, conditioned or delayed), Licensee shall not assign its rights and obligations under the Agreement to a Third Party unless the assignee is an Affiliate of the Licensee.

15.5	Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.6	Severability

If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court or arbitration tribunal of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.7	No Waiver

Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

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15.8	Independent Contractors

Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way except with respect to the limited grant of agency from Licensor to Licensee expressly provided for regarding regulatory compliance. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.9	English Language

This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.10	Counterparts.

This Agreement may be executed in counterparts, all of which taken together shall be regarded as the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

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In Witness Whereof, the Parties have executed this License and Distribution Agreement by their duly authorized officers as of the Effective Date.

Avinger, Inc.

Signature: /s/ Jeffrey M. Soinski

Name: Jeffrey M. Soinski

Title: Chief Executive Officer

Zylox-Tonbridge Medical Technology Co., Ltd.

Signature: /s/ Jonathon Zhong Zhao

Name: Jonathon Zhong Zhao

Title: Chairman

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EXHIBIT A
IMPORTED PRODUCT(S) AND WARRANTY UNDER IMPORTATION PARADIGM

The internal names of the current Product portfolio of the Licensor, which may be amended from time to time, are as listed below, and the final and definitive names of the Imported Product shall be subject to the Regulatory Approvals subsequently issued by the competent Regulatory Authorities.

Imported Product:

●	OCT imaging console: Lightbox 3 (L300); LightBox (L250). (Avinger is no longer manufacturing new Lightbox L250 imaging consoles. Supply is limited to inventory on hand and refurbished systems.)

The trade name of the Imported Product is Lightbox 3/ LightBox

Indication (anticipated usage):

●	Atherectomy: as part of a system, including Pantheris catheters

●

CTO Crossing: as part of a system, including Tigereye ST catheter; Ocelot catheters (Ocelot catheters are only compatible with Lightbox L250. Tigereye ST is compatible with both Lightbox L250 and Lightbox 3 L300).

Specification: The Imported Product is composed of (i) Lightbox 3 imaging console, and (ii) Sled (S250) and other accessories.

The consumables of the Imported Products are Pantheris Series (A400/A400X) Pantheris SV (A140-SV), Pantheris LV (A110-LV), Tigereye ST (O350), Ocelot Series (O200, O250) (“Imported Products Consumables”).

Warranty: The Imported Product comes with a Warranty Period of 12 months starting from the earlier of the date the Imported Product is first used in the field by Licensee on a portable basis or properly installed at the end user in the Territory with installation report. The Warranty Period for the spare parts of the Imported Products shall be 12 months commencing from when the spare parts have been accepted by Licensee. During the Warranty Period Licensor will provide replacement parts free of charge including freight, duties and taxes.

Service Life of Imported Products:

Total Service Life of Imported Product: 5 years

Licensor shall ensure that date of production and service life of the Imported Products delivered to Licensee shall comply with Applicable Laws and regulatory requirements in the Territory, in any case, a minimum service life of 80 % of its label claim is required, at the date of arrival at Licensee’s warehouse in the Territory.

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Shelf Life of Imported Products Consumables:

Total Shelf-life of Imported Products Consumables’ label claim:

Pantheris Series (A400/A400X) – 24 months

Pantheris SV (A140-SV) – 24 months

Pantheris LV (A110-LV) – 24 months

Tigereye ST (O350) – 6 months (anticipated to be extended to 24 months, following completion of shelf-life testing)

Ocelot Series (O200, O250) – 30 months

Licensor shall ensure that the Imported Products Consumables delivered to Licensee will have a minimum remaining shelf-life of at least 80% of its label claim at the date of arrival at Licensee’s warehouse in the Territory.

If the remaining shelf life of the delivered Imported Products and Imported Products Consumables is less than the agreed requirements, Licensee or its Designated Party shall be entitled to require Licensor to replace the relevant Imported Products and Imported Products Consumables with other batches of Imported Products and Imported Products Consumables of which the minimum remaining shelf-life complies with the above-mentioned requirements.

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EXHIBIT B
DOMESTIC PRODUCT(S) AND WARRANTY UNDER LOCAL IZATION PARADIGM

Reserved.

EXHIBIT C
SUPPLY PRICE

[***]

EXHIBIT D
HAND-OVER LIST OF LICENSOR KNOW-HOW AND TECHNICAL DATA AND TIME SCHEDULE OF DELIVERYEXHIBIT E
LICENSE FEES AND PAYMENT OF LICENSE FEES

[***]

EXHIBIT F
EXISTING LICENSOR PATENTS

[***]

EXHIBIT G
TRADEMARKS (PRODUCT MARKS)

[***]EXHIBIT H
SPARE PARTS PRICE LIST

[***]

EXHIBIT I
LIST OF CHANGES TO REGULATORY APPROVAL REQUIRED ELEMENTS

[***]

EXHIBIT J
QUALITY AGREEMENT

[***]

EXHIBIT K
TIME SCHEDULE OF LOCALIZATION

[***]

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EXHIBIT M
BINDING FORECAST OF SAMPLES OF IMPORTED PRODUCTS, AND IMPORTED PRODUCTS FOR CLINICAL/NON-CLINICAL USE

[***]

EXHIBIT N
LIST OF LICENSOR MARKETING SUPPORT DOCUMENTS

[***]

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